          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 2001
                                                                  REGISTRATION NO. 333-65416

============================================================================================
                             SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C. 20549
                               ------------------------------

                                      AMENDMENT NO. 3

                                         FORM SB-2
                                   REGISTRATION STATEMENT
                                           UNDER
                                 THE SECURITIES ACT OF 1933
                               -----------------------------
                                    iDial Networks, Inc.
              (Exact name of small business issuer as specified in its charter)

          NEVADA                       4813                   75-2863583
      (State or other            (Primary standard         (I.R.S. Employer
      jurisdiction of       industrial classification     Identification No.)
     incorporation or              code number)
       organization)
                        -------------------------------------------
                              1211 S. Parker Road, Suite 203,
                                      Denver, CO 80231
                                       (954) 351-9860
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                        -------------------------------------------
                                        Mark T. Wood
                            Chairman and Chief Executive Officer
                              1211 S. Parker Road, Suite 203,
                                      Denver, CO 80231
                                       (954) 351-9860
 (Name and address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------------------
                                         Copies to:
                                  Gregory Sichenzia, Esq.
                          Sichenzia, Ross, Friedman & Ference LLP
                              135 West 50th Street, 20th Floor
                                  New York, New York 10020
                                       (212) 664-1200
                         ------------------------------------------
                        Approximate date of proposed sale to public:
        As soon as practicable after this registration statement becomes effective.
                         ------------------------------------------
        If this Form is filed to register additional securities for an offering pursuant to
Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the
Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the
Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]
                                 --------------------------

                              CALCULATION OF REGISTRATION FEE
==================================================================================
                           DOLLAR       PROPOSED         PROPOSED      AMOUNT OF
                          AMOUNT TO      MAXIMUM         MAXIMUM      REGISTRATION
 TITLE OF EACH CLASS OF      BE         OFFERING        AGGREGATE         FEE
    SECURITIES TO BE     REGISTERED     PRICE PER        OFFERING
       REGISTERED                      SECURITY(1)       PRICE(1)
----------------------------------------------------------------------------------

Common stock, $.001 par
value, underlying        $1,093,500     $0.03        $1,093,500       $273.38
convertible notes            (2)

----------------------------------------------------------------------------------

Common stock, $.001 par
value  underlying          $5,000       $0.03            $5,000       $1.25
warrants (3)

----------------------------------------------------------------------------------

TOTAL                       Up to         N/A        $1,098,500       $274.62
                         $1,098,500

----------------------------------------------------------------------------------
==================================================================================
(1)   Estimated solely for the purpose of determining the registration fee.
(2)   This represents the maximum dollar amount of our common sock that Laurus Master Fund
      Ltd. can convert its $750,000 principal  amount convertible note into.  The actual number of shares to be issued on conversion is dependent, in part, on the price of the common stock at the time of conversion.
(3)   Represents 166,666 shares of common stock issuable upon the conversion of warrants issued to Laurus Master Fund Ltd.

                                 --------------------------

============================================================================================

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the
Registration Statement shall become effective on such date as the Securities and Exchange
Commission, acting pursuant to said Section 8(a), may determine.

THE  INFORMATION  IN THIS  PROSPECTUS  IS NOT COMPLETE  AND MAY BE CHANGED.  WE MAY NOT SELL
THESE  SECURITIES  UNTIL THE  REGISTRATION  STATEMENT FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION IS EFFECTIVE.  THIS  PROSPECTUS IS NOT AN OFFER TO SELL THESE  SECURITIES  AND IS
NOT SOLICITING AN OFFER TO BUY THESE  SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT
PERMITTED.

PROSPECTUS
________, 2001

                                    iDial Networks, Inc.

                         Up to $1,098,500 worth of our common stock

--------------------------------------------------------------------------------------------

        This prospectus relates to the resale by the selling stockholder of up to
$1,098,500 worth of our common stock.  The selling stockholder is deemed to be an underwriter of the shares of common stock, which it is offering.

        We will not receive any proceeds from the sale of shares by the selling stockholder.  However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling stockholder, if any.

        Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol
"IDNW."  On October 31, 2001, the closing price of our common stock was $0.03 per share.

--------------------------------------------------------------------------------------------

This investment involves a high degree of risk. See the "Risk Factors" beginning on page 6.

--------------------------------------------------------------------------------------------

   Neither the Securities and Exchange  Commission  nor any state  securities  commission has approved or disapproved of these  securities or determined if this  prospectus is complete or accurate.  Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------------------

                                     TABLE OF CONTENTS

 Section

Prospectus Summary
Risk Factors
The Offering
Use of Proceeds
Market For Common Equity and Related Stock Matters
Dividend Policy
Selected Financial Data
Business
Management's Discussion and Anlysis of Financial
 Condition and Results of Operations
Directors, Officers and Control Persons
Executive Compensation
Certain Relationships and Related Transactions
Security Ownership of Certain Beneficial Owners and Management
Selling Stockholder
Plan of Distribution
Description of Our Capital Stock
Shares Eligible for Future Sale
How to Obtain More Information About iDial Networks, Inc.
Legal Matters
Experts
Change in Registrant's Certifying Accountant
Index to Financial Statements

                                     PROSPECTUS SUMMARY

                                    iDial Networks, Inc.

      We provide Internet-based telephone calling services to customers around the world.
We operate selected telecommunication services, including pre-paid calling cards, pre-paid long distance calling service, facsimile and e-mail services providing "mass-mailing"
services, and have recently opened an Internet based storefront.

      Our calling services are Internet-triggered, meaning calls are initiated by a customer inputting their account information and the telephone number they wish to call, at which time our service will then dial the customer's telephone and connect the customer's desired call for them.  This method utilizes the Internet and data networks, rather than traditional long distance phone networks, to bypass certain tariffs and provide for a more economical service.  If the customer does not have access to a computer, they can call our service via a toll free number to execute their telephone calls.

      We sell virtual prepaid calling cards over the Internet and physical prepaid cards through traditional retail outlets.  Our Internet calling cards are considered virtual because we do not issue physical phone cards.  Once our Internet phone cards are sold, they can be used immediately to make international and domestic long distance phone calls via computer or traditional phones.

      Last year we decided to change our business model from being a telephone services provider to a more diversified sales company.  Consequently, we purchased Whoofnet.com through which we offer a one-stop destination for information, communication and shopping services on the Internet.  We have created our own ATM/Debit Card called iDial Gold
Advantage Card.  The iDial Gold Advantage Card can be funded and re-funded and can be used around the world.  Our 2Sendit.com, Inc. subsidiary is an established fax-messaging service that provides "mass-mailing" service via facsimile to cut down on the cost and time of traditional "mass-mailings."

      As explained more fully in the Risk Factors section that follows this Summary, our auditors have expressed substantial doubt as to our ability to continue as a going concern without additional funding.  We have a limited operating history, have generated significant net losses and negative cash flow, and have a significant working capital deficit and stockholder's deficiency. This deficit indicates that we will be unable to meet our future obligations unless additional funding sources are obtained.  To date we have been able to obtain funding and meet our obligations in a timely manner.  However, if in the future we are unsuccessful in attracting new sources of funding then we will be unable to continue in business.

      We were incorporated in May 1997, as a Nevada limited liability corporation as
WoodComm LLC.  In April 1999, WoodComm LLC was reorganized from an LLC to a Nevada
Corporation, WoodComm International, Inc.  In December 1999, Desert Springs Acquisition
Corporation, a Colorado Corporation, acquired all of the issued and outstanding common shares of WoodComm International, Inc. in exchange for 15,316,000 shares of common stock of
Desert Springs Acquisition Corporation.  In January 2000, Desert Springs Acquisition
Corporation moved its state of incorporation to Nevada by merger of the Colorado
Corporation with and into iDial Networks, Inc., a Nevada corporation.

      Our administrative offices are located at 1211 S. Parker Road, Suite 203, Denver, CO
80231.  Our telephone number is (954) 351-9860 and our website can be found at
WWW.IDIALNETWORKS.COM.

                                        RISK FACTORS

       You should  carefully  consider the  following  factors as well as other  information contained in this prospectus before deciding to invest in shares of our securities.

Risks Relating to our Business:

We have a history of losses, which may continue, requiring us to seek additional sources of capital, which may not be available, requiring us to curtail or cease operations.

      We incurred net losses from operations of $6,518,396 and $560,760 for the fiscal years ended December 31, 2000 and 1999, respectively.  For the six months ended June 30,
2001, we incurred a net loss of $2,271,265.  We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future.  If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses.  In addition, we may require additional funds to sustain and expand our sales and marketing activities, research and development, and our strategic alliances, particularly if a well-financed competitor emerges or if there is a rapid technological shift in the telecommunications industry.
There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.

The  Telecommunications  And  Internet  Telephony  Markets  Are Highly  Competitive  And Our
Failure To Compete Effectively Could Result in Additional Losses.

      With respect to prepaid calling cards, we compete with the largest  telecommunications providers in the United States, as well as smaller,  emerging carriers.  We may also compete with large operators in other  countries.  An increasing  number of large,  well-capitalized companies  are entering  the market for Internet  telephony  products  and  services.  These competitors  include a number of companies that have introduced  services that make Internet
telephony  solutions   available  to  businesses  and  consumers,   and  that  permit  voice
communications over the Internet.  Many of our competitors are substantially larger and have greater  financial,  technical,  engineering,  personnel  and  marketing  resources,  longer operating  histories,  greater  name  recognition  and  larger  customer  bases  than we do.
Competition from existing or new competitors  could reduce our revenues from the sale of our virtual prepaid calling cards and other services.  A general  decrease in  telecommunication rates charged by international  long distance  carriers could also have a negative effect on our  operations.  Our ability to compete also depends on our ability to anticipate and adapt to rapid technological and other changes occurring in the  telecommunications  industry.  We may  not be able  to  compete  successfully  against  current  or  future  competitors,  and competitive  pressures could significantly harm us, resulting in more significant  financial losses.

If The Internet  Telephony And Prepaid Calling Card Markets Do Not Gain Market Acceptance By
Potential Customers Our Operating Results Will Be Adversely Affected.

      We cannot be certain that Internet  telephone  service will gain market  acceptance or prove  to be a  viable  alternative  to  traditional  telephone  service.  If  the  Internet telephony  market  fails to  develop  or  develops  more  slowly  than we  expect,  then our operating results will adversely affected.

We Have Experienced  Delays In Upgrading Our Platforms In The Past And May Experience Delays
In The Future.

       In the past, we have  experienced  delays when we have tried to upgrade our platform.
If there are  significant  delays when  upgrading our platform in the future with respect to developing new products,  we may elect to abandon a potential product or service in favor of one that can be timely  developed  on a cost  effective  basis.  There can be no  assurances that we can  successfully  develop  the  software  to  enable us to offer  new  products  or services.  This may lead to losses  incurred  from  abandoning  a product or service that we have previously expended money to develop.

If we are not able to identify, develop, assemble, market or support our products successfully or respond effectively to technological changes or product announcements by competitors, we may not remain competitive.

         Rapidly changing technology and new product introductions characterize the markets for our products.  Accordingly, we believe that our future success will depend on our ability to enhance our existing products and to develop or procure and introduce in a timely fashion new products that achieve market acceptance.  We cannot assure you that we will be able to identify, develop, procure, assemble, market or support our products successfully or that we will be able to respond effectively to technological changes or product announcements by competitors.

We Rely On Third Party Contracts For Our Operations

       Our success  depends,  in part,  on our  ability to  continue to lease long  distance telephone  capacity from third parties at economic  rates to serve the foreign  countries we target. It also depends,  in part, on our ability to maintain our contractual  relationships with local  terminating  parties in those countries where we have Internet  gateways.  If we lose our leases or contracts or if these  parties are unable to provide these  services,  we believe we could replace them.  However,  it would cause a disruption of our business  until they are  replaced.  Also,  any  replacement  leases or contracts  may not be at rates or on terms as favorable to us.

      We depend on  Internet  service  providers  to provide  Internet  access to us and our customers.  Our local  terminating  parties in foreign countries also rely on local Internet service  providers for access to the Internet in their countries.  If we lost our connection with our Internet  service  providers,  we could not sell our virtual  calling cards through our  website,  and  web  initiated  calls  could  not be made by our  customers,  until  the connection was  reestablished.  If a local  terminating party in a foreign country loses its
Internet  connection,  we could not route calls over the Internet to that destination  until the  connection was  reestablished.  These failures could cause us to lose customers and our ability to sell virtual calling cards and telephone services would be affected.

      In  addition,  we rely on  suppliers  for our  Internet  storefront.  There  can be no assurance that any  relationship  between the Company and any such third party will continue to be  beneficial  to the  Company.  There can also be no assurance  that the third  parties will  continue to produce  products in the future that retain their  current level of market acceptance,  that the products will  continue to be available in adequate  quantities at the times required by the Company or that such third party products will not contain  defects or errors.  The  Company  may  experience  lost  revenues  due to the  third  party's  delay in correcting defects in their products,  delay in getting an adequate supply of their products to the Company, or from any resulting loss of market share.

Our Failure To Comply With  Government  Regulations  Relating To The Internet Could Harm Our
Operations

      Uncertainties  regarding  the  applicability  of  foreign,  federal and state laws and regulations to the Internet may result in our violation of these laws and  regulations.  Our failure to comply  with the laws and  governmental  regulatory  requirements  may result in, among other  things,  indemnification  liability  to  business  customers  and others  doing business  with us,  administrative  enforcement  actions and fines,  and civil and  criminal liability.  The  occurrence  of one or  more of  these  events  could  materially  harm  our business, results of operations and financial condition.

      The parties  conducting  business with us may be subject to similar  foreign,  federal and state regulation.  These parties act as independent contractors and not as our agents in their  solicitations  and transactions with consumers.  Consequently,  we cannot ensure that these entities will comply with  applicable  laws and  regulations at all times.  Failure on the part of a business  customer to comply with these laws or  regulations  could result in, among other things,  claims of vicarious  liability or a negative  impact on our reputation.
The occurrence of one or more of these events could  materially  harm our business,  results of operations, and financial condition.

We May Face Risks If New Laws Or Government Regulations Regarding The Internet Are Enacted

The  laws  relating  to our  business  and  operations  are  evolving  and few  clear  legal precedents have been established.  Most of the laws governing Internet transactions have not been substantially  revised or updated to fully accommodate  electronic commerce.  Moreover, it may take years to determine the extent to which  existing laws relating to issues such as intellectual  property ownership and infringement and personal privacy are applicable to the
Internet.  Many of these laws were  adopted  prior to the advent of the Internet and related technologies  and,  as a result,  do not  contemplate  or address  the unique  issues of the
Internet and related  technologies.  Until these laws, rules, and regulations are revised to
clarify  their  applicability  to  transactions   conducted  through  electronic   commerce,
particularly  content,  marketing,  advertising and taxation related to Internet operations, any company  providing  services through the Internet or other means of electronic  commerce will face compliance  uncertainty.  Further,  the adoption of new laws or the application of existing  laws may  decrease  the growth in the use of the  Internet.  These  results  could decrease the demand for our services or increase our cost of doing  business,  each of which would cause our revenues to decline and harm our business.

The  Failure To Manage Our Growth In  Operations  And Hire  Additional  Qualified  Employees
Could Result In Additional Losses And Lower Revenue.

   The  expected  growth  of our  operations  place  a  significant  strain  on our  current management resources. To manage this expected growth, we will need to improve our:

        -     transaction processing methods;
        -     operations and financial systems;
        -     procedures and controls; and
        -     training and management of our employees.

Competition  for  personnel is intense,  and we cannot assure  stockholders  that we will be able to successfully  attract,  integrate or retain sufficiently  qualified  personnel.  Our failure to attract and retain the necessary  personnel or to effectively manage our employee and operations growth could result in additional losses and lower revenue.

We Have  Tangible Net Worth  Deficit And A  Going-Concern  Qualification  In Our  Certifying
Accountant's  Financial  Statement Report,  Either Or Both Of Which May Make Capital Raising
More Difficult And May Require Us To Scale Back Or Cease Operations.

      We have a net  worth  deficit  as of our  latest  balance  sheet  date.  This  deficit indicates that we will be unable to meet our future  obligations  unless additional  funding sources are obtained.  To date we have been able to obtain funding and meet our  obligations in a timely  manner.  However,  if in the  future  we are  unsuccessful  in  attracting  new sources of funding then we will be unable to continue in business.  In addition,  the report of our  auditors  includes  a going  concern  qualification  which  indicates  an absence of obvious or  reasonably  assured  sources of future  funding  that will be  required by us to maintain ongoing  operations.  To date we have successfully  funded iDial Networks,  Inc. by attracting  additional  equity  investments and small issues of debt.  However,  there is no guarantee that our efforts will be able to attract  additional  necessary equity and/or debt investors.  If we are  unable  to  obtain  this  additional  funding,  we may not be able to continue operations.

Risks Relating to our Current Financing Agreement:

There are a Large Number of Shares  Underlying our  Convertible  Note, and Warrants That May
be  Available  for Future Sale and the Sale of These  Shares May Depress the Market Price of
our Common Stock.

      As of June 30, 2001, we have 87,144,454  shares of common stock issued and outstanding and a convertible  promissory note outstanding that may be converted into 27,187,500  shares of common  stock,  based on the current  market  price of $0.04 per share,  and  outstanding warrants to purchase  166,666 shares of common stock.  In addition,  the number of shares of common stock issuable upon  conversion of the outstanding  convertible  note may increase if the market  price of our stock  declines.  All of the  shares,  including  all of the shares issuable upon conversion of the note and upon exercise of our warrants,  may be sold without restriction.  The sale of these shares may  adversely  affect the market price of our common stock.

The Issuance Of Shares Upon Conversion Of The  Convertible  Note And Exercise Of Outstanding
Warrants May Cause Immediate And Substantial Dilution To Our Existing Stockholders.

      The issuance of shares upon conversion of the convertible note (including the conversion of interest earned on the convertible note) and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion.
Although the selling stockholder may not convert their convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings.  In this way, the selling stockholder could sell more than this limit while never holding more than this limit.  There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

Interest On The Convertible Note Is Convertible Into Stock And The Conversion Ratio Is
Based Upon Our Stock Price, Which May Lead To Increased Dilution To Our Existing
Stockholders.

      Interest on the Convertible note accrues at a rate of 8% per annum and is payable quarterly in arrears, commencing September 30, 2001.  As of September 30, 2001, $13,972.30
in interest has accrued.  The holders of the convertible note may convert all interest accrued and payable under the convertible note. The conversion ratio is based upon our stock price and the lower the price of our common stock, the more shares of common stock they will receive, assuming the holders of the convertible note exercise their right to convert the interest owed to them.  Declining prices in our common stock will cause increased dilution to our existing stockholders.

The Number Of Shares Of Common Stock Issuable Upon Conversion Of The Outstanding
Convertible Note Will Increase If The Market Price Of Our Stock Declines, Which Will Cause
Dilution To Our Existing Stockholders.

      The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the note, based on market prices 25%, 50% and 75% below the market price, as of October 3, 2001, of $0.04.

          Price Per Share  Discount of 20%   Number of Shares Issuable
          ---------------  ---------------   -------------------------

               .0225            .018               60,750,000
               .0150            .012               91,125,000
               .0075            .006              182,250,000

As illustrated, the number of shares of common stock issuable upon conversion of the outstanding convertible note will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

If we are required for any reason to repay the $750,000 of convertible debentures we issued in July 2001, we would be required to deplete our working capital, if available, or raise additional funds.  Our failure to repay the convertible notes, if required, could result in legal action against us which could require the sale of substantial assets.

      In July 2001, we issued $750,000 principal amount of convertible debentures.  The convertible debentures are due and payable, with 8% interest, in July 2003, unless sooner converted into shares of our common stock.  In addition, any event of default as described in the convertible notes could require the early repayment of the convertible notes, including a premium of 30% of the outstanding principal balance of the note at the time of the default.  We anticipate that the full amount of the convertible notes, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible notes.  If we are required to repay the convertible notes, we would be required to use our limited working capital and raise additional funds.  If we were unable to repay the notes when required, the note holders could commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets.  Any such action would require us to curtail or cease operations.

Risks Relating to our Stock:

The Lack of a Mature  Trading  Market  for our  Common  Stock May  Cause our Stock  Price to
Decline Significantly and Limit the Liquidity of our Common Stock.

      We do not meet the listing  requirements  for the listing or  quotation  of our common stock on any national or regional  securities exchange or on Nasdaq.  Currently,  our common stock is traded on the  Over-The-Counter  Bulletin  Board.  As a  result,  accurate  current quotations as to the value of our common stock are unavailable  making it more difficult for investors to dispose of our common stock.  The lack of current  quotations and liquidity can cause our stock  price to decline or to trade  lower than the prices  that might  prevail if our securities were listed or quoted on an exchange or on Nasdaq.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading  Market in
our Securities is Limited,  Which Makes  Transactions in our Stock Cumbersome and May Reduce
the Value of an Investment in our Stock.

      Since our common  stock is not listed or quoted on any  exchange or on Nasdaq,  and no other  exemptions  currently  apply,  trading  in our common  stock on the  Over-The-Counter
Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require,  among other  things,  that any broker  engaging in a  transaction  in our  securities  provide its customers  with a risk  disclosure  document,  disclosure  of  market  quotations,  if  any, disclosure of the compensation of the broker and its  salespersons in the  transaction,  and monthly  account  statements  showing  the  market  values  of our  securities  held  in the customer's  accounts.  The brokers must provide bid and offer  quotations  and  compensation information  before  making any  purchase  or sale of a penny  stock and also  provide  this information  in the  customer's  confirmation.  Generally,  brokers  may be less  willing to execute  transactions  in securities  subject to the "penny  stock" rules.  This may make it more  difficult  for  investors  to dispose  of our common  stock and cause a decline in the market value of our stock.

                                        THE OFFERING

      In this prospectus, and pursuant to a common stock purchase agreement with Laurus
Master Fund, Ltd., dated July 6, 2001, we are registering 36,616,666 shares of common stock, based upon a current market value of $0.030 per share, underlying 1)  $750,000 of 8%
convertible debentures, due July 6, 2003; and 2) a warrant to purchase 166,666 shares of common stock, both of which have been issued to a single investor pursuant to a
Subscription Agreement dated July 6, 2001.  Interest only payments are due quarterly commencing September 30, 2001, and the principal is due in one lump sum on July 6, 2003, or upon certain events of default.

      The conversion price for the convertible debentures is the lesser of $0.0424* or 80%
percent of the average of the three lowest closing prices for the common stock for the 30 trading days prior to conversion date. The maximum number of shares of common stock that any subscriber or group of affiliated subscribers may own after conversion at any given
time is 4.99%.   The exercise price for the warrants is the lesser of $0.064, or 120%
percent of the average of the three lowest closing prices for the common stock for the 10 trading days prior to exercise of the warrant date. The maximum number of shares of common stock that any subscriber or group of affiliated subscribers may own after conversion at any given time is 4.99%.  The number of shares of common stock issuable upon conversion of the convertible debentures and the exercise of the warrants is 36,616,666, based on a current market value of $0.030 per share, and 166,666 warrants with a current exercise price of $0.036.  The actual conversion price will depend on the market price of our common stock prior to the conversion.

      The parties have made mutually agreeable standard representations and warranties. We have also entered into certain covenants including, but not limited to, the following:

      1.    we may not redeem the convertible debentures without the consent of the holder;
      2.    we will pay to certain finders a cash fee of 10% of the aggregate gross purchase price of the convertible debentures, and 10% of the aggregate gross proceeds from the exercise of the warrants, for location of the financings; and
      3.    we have agreed to incur certain penalties for untimely delivery of the shares.

      Upon any event of default, including the failure to register or deliver shares of common stock in a timely manner upon conversion, the note holders can require us to immediately pay a sum equal to 130% of the unconverted principal amount of the notes, together with accrued but unpaid interest.

      As of June 30, 2001, we had 87,144,454 shares of common stock outstanding.

      * This price represents eighty percent of the average of the three lowest closing prices for the Common Stock for the thirty trading days prior to but not including the closing date of the July 6, 2001 common stock purchase agreement with Laurus Master Fund,
Ltd.

                                      USE OF PROCEEDS

      This  prospectus  relates to shares of our common  stock that may be offered  and sold from time to time by the selling  stockholder.  We will receive no proceeds from the sale of shares  of  common  stock in this  offering.  However,  we will  receive  proceeds  upon the exercise of any warrants  that may be exercised by the selling  stockholder.  We  anticipate receiving approximately $5,000 if all of the warrants are exercised,  which proceeds we will use for general corporate purposes.

                     MARKET FOR COMMON EQUITY AND RELATED STOCK MATTERS

      Our common stock is publicly traded on the  Over-The-Counter  Bulletin Board under the ticker symbol  "IDNW." There are  approximately  2,723 holders of our common stock.  We have never paid  dividends on our common stock and have no current  plans to do so. The following table  presents  the high and low  closing  bid prices of the common  stock for the  periods indicated.  The quotations were obtained from the website located at www.chart.yahoo.com and reflect  inter-dealer prices,  without retail mark-up,  mark-down or commissions and may not represent  actual  transactions.  In  addition,  the  following is adjusted to reflect a 2:1 stock split effective November 2000.

                                      High        Low
                                     -------    -------
         2001

         Fourth Quarter*             $ 0.05     $ 0.03

         Third Quarter               $ 0.08     $ 0.03
         Second Quarter              $ 0.13     $ 0.03
         First Quarter               $ 0.156    $ 0.016

         2000
         Fourth Quarter              $ 0.44     $ 0.05
         Third Quarter               $ 0.94     $ 0.34
         Second Quarter              $ 2.03     $ 0.53
         First Quarter               $ 3.50     $ 0.76

         1999
         Fourth Quarter              $ 1.625    $ 0.9844

      * Through October 31, 2001.

                                      DIVIDEND POLICY

      Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors.  On November 15, 2000, a 2:1 stock split was declared by our board of directors.  We do not anticipate that dividends will be paid on our common stock in the next fiscal year.

                                  SELECTED FINANCIAL INFORMATION

      The information set forth below for the years ended December 31, 2000 and 1999, which is derived from our audited financial statements, and for the three months ended June 30,
2001 and 2000, which is derived from our unaudited financial statements, should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results
of Operations" and the consolidated financial statements, including the notes thereto and other financial information, appearing elsewhere in this registration statement.

Consolidated Statement of Operations:

                      Years Ended December 31,    Six Months Ended June 30,
                      ------------------------    -------------------------

                        1999           2000           2000         2001
                     ----------    -----------     ---------    -----------

Sales                $1,575,826    $ 1,796,897     $ 814,232    $ 2,671,311
Gross profit
(Loss)               $   73,790    $  (272,677)    $(189,813)   $  (721,398)
Net loss             $ (560,760)   $(8,958,868)    $(814,665)   $(2,254,698)

Pro forma Loss
per share            $    (0.08)   $     (0.19)    $   (0.03)   $     (0.02)
Net Loss per
share                $    (0.07)   $     (0.19)    $   (0.02)   $     (0.03)

Consolidated Balance Sheet Data:

                          As at December 31,         As at June 30,
                          ------------------         --------------

                          1999           2000           2001
                        ---------     ----------     ----------

Total current assets    $ 138,095     $  265,141     $  293,935

Total current
liabilities             $ 642,961     $1,379,489     $4,040,076
Total stockholders'
equity (deficit)        $(173,809)    $7,030,857     $4,776,159

                                          BUSINESS

History

      We provide  telecommunication  services to customers around the world.  These services include  pre-paid  telephone  calling  cards and  reduced  rate  telephone  calls  using the
Internet.  Telephone  calls  that are  initiated  over the  Internet  combine  user-friendly account tracking (i.e.  monitoring on-line billing and call records) with the low tariffs of
Unites States based telecommunications  carriers, via calling centers accessed directly from home to anywhere in the world.  During 2000,  we decided to change our  business  model from being a  telephony  service  provider,  which  provides  the  ability to send voice data (as opposed to digital data) over the Internet, to a more diversified company.

      As part of our change in business  model,  in August  2000,  we  acquired  100% of the stock of Whoofnet.com,  Inc. in exchange for the issuance of 10,000,000 shares of our common stock.

      Whoofnet.com is an Internet company  designed for direct selling  utilizing the latest advances  available on the  Internet.  In  particular,  Whoofnet.com's  major  product is an
Internet  portal for use by the general  public,  where users can search the web through the use of search  engines and links to other sites.  Whoofnet.com  was formed under the laws of
Florida on March 6, 2000.  Whoofnet.com  also  develops,  tests and markets other  products, such as the iDial Gold  Advantage  card,  a  reloadable  debit card,  which it has  recently completed  field-testing and plans to begin sales within the next several months.  All costs associated  with the startup  phase of the  organization  have been  expensed in the current period.

    Whoofnet.com  also formed six  subsidiary  Delaware  Corporations  between the months of
March and May 2000, and two foreign  subsidiary  corporations  for the operations of various aspects of its business.  As of the dated of this prospectus,  none of the subsidiaries have been active or funded.

    In November  2000,  we acquired 100% of the stock of  2sendit.com,  Inc. in exchange for the issuance of 4,199,998 shares of our common stock.

    2sendit.com  provides a marketing service by advertising products and services through a variety  of media  with a  primary  focus on the use of fax,  mail and  email.  With fax and email  distribution  servers  located in Dallas,  TX and Denver CO,  2sendit.com  is able to offer high capacity,  low cost services.  In addition, we maintain a small company attitude, allowing us to assist other small companies in need of our services.

Overview

      iDial  Networks  develops  applications  that are delivered to its customers  over the internet,  providing  internet  and  wireless  services.  The  Internet  is an  increasingly
significant   interactive  global  medium  for  communication,   information  and  commerce.
International Data Corporation,  a market research firm,  estimates that the number of users who make  purchases  over the Internet  worldwide  will grow from 31 million in 1998 to more than 183 million in 2003.

      The  Company  has two  material  lines of  business,  providing  Internet-based  voice telecommunications  to customers  around the world,  and  providing  marketing  services for various  businesses.  Revenue  attributable to the Internet based voice  communications  was approximately  $1,729,000  and  $1,576,000  for the years ended  December 31, 2000 and 1999, respectively.  Revenue  attributable  to  marketing  services was  approximately  $67,000 an
$0.00 for the years ended December 31, 2000 and 1999, respectively.

      Emergence of Internet Telephony.  Internet telephony,  the ability to make voice-based telephone  calls over the internet,  has emerged as a low cost  alternative  to  traditional long  distance  telephone  services.  Internet  telephone  calls  are  less  expensive  than traditional  international long distance calls primarily because these calls are routed over the  Internet or through  data  networks.  The use of the  Internet  bypasses a  significant portion of international  long distance  networks and the relevant  tariffs.  Also,  routing calls  over  the  Internet  is more  cost-effective  than  routing  calls  over  traditional telephone lines because the  packet-switching  technology that enables Internet telephony is more efficient than traditional telephone technology.  Packet-switching,  unlike traditional telephone  networks,  do not require a fixed  amount of  bandwidth  to be reserved  for each call.  This allows voice and data calls to be pooled,  which means that packet  networks can carry more calls with the same amount of  bandwidth.  This greater  efficiency  creates cost savings that can be passed on to the consumer in the form of lower long distance rates.

      Prepaid  Calling  Card  Industry.  The  market  for  prepaid  calling  cards has grown significantly  since 1993.  This growth is attributed to three trends  according to industry sources.  First,  the  larger  telecommunications  companies  have  come to  understand  the strategic and financial  benefits of prepaid calling cards.  Second,  consumers are becoming more aware of various  advantages  of prepaid  cards.  Third,  businesses  are  beginning to purchase  prepaid  calling cards as a means of controlling  telephony  costs and simplifying record keeping.  We believe that the affordable  pricing,  convenience and enhanced features of prepaid  calling cards has  attracted  price  sensitive  customers,  business  travelers, international  callers  and  other  users of long  distance  service.  Also,  while  prepaid calling  cards are  relatively  new in the United  States,  they have been  widely  used and accepted method of making telephone calls in Europe and Asia since the 1970's.

Our Telephone Service Products

      Calling Cards

      We sell virtual  prepaid  calling  cards over the Internet and physical  prepaid cards through  traditional retail outlets.  We consider our Internet Phone Cards "virtual" because we do not issue a physical  card.  Once sold,  the calling card can be used  immediately  to make international and domestic long distance calls.

      Our web system  functions as follows:  1) A potential  customer  accesses our website;
2) the  customer  follows the prompt to enter the credit card  information  to purchase  the virtual  calling card; 3 we verify the credit card within seconds and the  confidential  PIN and display a toll free number  customer to record;  and 4) the virtual  calling card can be used immediately to place a call via the Internet or traditional  phones.  We then store the customer information on our database for future reference.

      Our Internet calling cards give us the flexibility of promptly  changing the rates and features  to respond to  changing  consumer  demand,  rather  than  having an  inventory  of physical  cards with set  features  that cannot be changed  until all are  recalled or used.
This also allows us to offer and test several  different types of virtual calling cards with varying pricing features, thus providing a greater selection to our customers.

      Our  website  is  accessible  24  hours  per  day,  seven  days a week,  so we are not constrained  by the hours that a traditional  retail store would be open for  business.  Our website may also be reached from the customer's  home or office.  This means the customer is not  required  to  physically  travel to another  location  to make a purchase  and  receive delivery.  Our online  purchasing  and delivery also allows us to deliver a broad  selection of products to customers  worldwide in rural or other  locations that do not have convenient access to physical stores.

      U.S.  Access.  Our U.S.  Access  calling cards provide  access to our network from the
United  States  to more than 241  countries  and  territories.  When  using the U.S.  Access calling  card for a call from the United  States to another  country,  the  customer  uses a touch tone telephone to dial a toll free number and enters the PIN and the telephone  number the customer seeks to reach. Our enhanced services  platform  determines the calling card is valid and the number of call  minutes  remaining  on it,  based on the rate for the  country being  called.  The  platform  then  completes  the call and  reduces the  available  credit balance on the calling card at the conclusion of the call.

      World  Access.  When  using  the World  Access  calling  card for a call from  another country to the United  States or from  country to country  outside  the United  States,  the customer  initiates  the call  through the Internet by  accessing  our  website.  On our web page, a form is displayed and the customer  enters the telephone  number where he or she is, the  telephone  number he or she wants to call and his or her PIN and then  "clicks"  on the call  button.  This  information  is  transmitted  over the  Internet to our  platform.  The platform  determines the virtual calling card is valid and has a sufficient balance and then routes a call to the customer at the number  where he or she is. When the customer  answers, the platform  completes the call by  connecting  to the number the customer  wanted to call.
From our website,  these features  allow  customers to make calls from anywhere in the world at our  international  United States long distance rates using the virtual  calling card and
Internet access to our website and platform.

      We have  integrated  the  economics of  Voice-Over-Internet-Protocol  technology,  the conversion  of voice data into digital data for  transmission  over the  Internet,  with the convenience  of  conventional  telephone  services to enable  Internet  initiated  telephone services.  With  this  iDial  technology,  we are able to  offer  consumers  and  businesses telephone  services  at costs  approaching  the  wholesale  rates of  carriers.  Unlike some competitors who offer personal  computer to phone  services,  iDial's web based services are provisioned  via the Internet but all calls are currently made phone to phone.  The majority of PC owners do not have  microphones and telephony  services.  iDial delivers  high-quality
traditional   and   Voice-Over-Internet-Protocol   telephony   services  to  consumers   and
businesses, with the following benefits:

      Low Cost.  Telephone  calls are a fraction of the cost of  traditional  long  distance service.

      High  Quality  Voice  Transmissions.  We offer high  quality  voice  transmissions  by integrating traditional telephone services and packet-switching technologies.

      Ease of Use and Access.  Designed for  convenience and ease of access from anywhere in the world,  an  Internet  connection  and a standard  Internet  browser  such as Netscape or
Microsoft  Internet Explorer is all that is required.  Lacking an Internet  connection,  the customer  may dial a toll free or local access  number from any  telephone or fax machine in the US to access our network as well.

      One-Click  Online Calling.  iDial services enable users to speak with anyone worldwide with a single click of a button.  On-line  retailers  could use this  technology  to connect customers  to  sales  representatives  when  browsing  their  web  sites  and  increase  the likelihood of consummating the on-line sale.

      Reliable/Flexible   Service.  The  technologically  advanced  design  allows  for  the expansion of the network  capacity by the simple  addition of  switches,  and the ability to seamlessly reroute traffic if problems arise.

      Ease of Payment and Online Account  Access.  iDial customers are able to make calls by opening a prepaid  account  using credit  cards,  wire  transfers or checks,  and can access their  accounts  via the  Internet  to view  their call  history,  account  balances,  or to increase their prepaid amounts.

      Customer Support. We offer real-time customer support in multiple  languages,  and the integrated  billing  and  call  management  system  provides  service  representatives  with immediate access to customer accounts.

      Product  Description.   iDial  has  integrated  the economics  of Voice-Over-Internet-
Protocol and Wireless Application Protocol technology with  the convenience of  conventional telephony to enable web initiated telephone services.  With this iDial technology, were able to offer  consumers  and  businesses  telephone  services at costs approaching the wholesale rates of carriers.

      Our Wireless Services

      Wireless  Application Protocol is an industry term for the standard technology used to provide Internet  communications  and advanced  telephony services on digital mobile phones, pagers,  personal digital assistants,  and other wireless terminals.  The wireless market is embracing  Wireless  Application  Protocol  technology,  with a predicted 600 million phones using  Wireless  Application  Protocol  by the end of 2003.  Europe  is  leading  the way in
Wireless  Application  Protocol,  and Forrester Research predicts that 219 million Europeans will be accessing  the Internet on a daily basis by 2003.  iDial,  through its marketing arm of  Whoofnet.com,  will enter the European market with its own  Voice-Over-Internet-Protocol and  Wireless  Application  Protocol  applications.  In  a  joint  venture  with  a  Swedish government  agency,  we are in the process of building a customer  services center in Bracke
Kommun in Sweden.

      We have  developed a plan to be "first to market" with Wireless  Application  Protocol connectivity to our iDial services.  We believe that a tremendous opportunity exists to:

     o    Immediately  provide low cost  international long distance services to
          Wireless  Application  Protocol enabled phones through our technology;
          and

     o    Incorporate  Wireless Application Protocol access into the our portal, giving them the same carrier choices as our traditional users.

      iDial has  developed  and  applied for patents  for  applications  to enable  Personal
Digital  Assistants such as the Palm Pilot VII to instantly  connect with the iDial site and avail  themselves  of our  long  distance  services.  A  similar  application  for  the  new
Microsoft  Pocket PC has also been  completed.  iDial  will  continue  to  develop  Wireless
Application  Protocol  enabled  products and services to insure that its core  products will always be easily accessible by wireless devices.

      Additional Services

      Additionally   we  are   currently   offer   traditional   prepaid   phone  cards  and
Voice-Over-Internet-Protocol  services based on iDial  technology  under the following brand names for which various trade and service marks are registered.

      NetPhoneCard -  WWW.NETPHONECARD.COM  Web initiated worldwide phone calls with US dial tone and low tariffs.

      iDialDirect - WWW.IDIALDIRECT.COM A complete  communications portal offering flat-rate
US products and worldwide access products.

      Phone-Me-Now -  WWW.PHONEMENOW.COM  An iDial e-commerce tool. A Phone-Me-Now button is places  on a  website  that  allows  a  customer  to  initiate  a call to his  phone  from a representative of the company that is hosting the site.

      SendaCall  -  WWW.SENDACALL.COM  Prepaid  calls sent  within a virtual  greeting  card by-mail to  recipients  anywhere  in the  world,  allowing  recipient  to place free call to sender.

      Wireless  Services - We will continue to expand wireless  development to include areas such as Wireless Access Protocol.

Our International Networks

      Our Enhanced  Services  Platform.  Our  enhanced  services  platform is a  specialized telephone  switch based on technologies  from Cisco,  Microsoft and Dialogic (a wholly owned subsidiary of Intel Corp.).  It is connected to our website,  data base,  and to our network of outgoing  and  incoming  telephone  lines and  Internet  lines.  It sets up all  customer account and PIN information  when a calling card is purchased and immediately  activates the calling  card so it can be used at the time of  purchase.  The  platform  also  accepts  and evaluates  all calls  from  calling  card  holders  over the toll free  number  and over the
Internet and confirms the validity of the calling card and remaining  balance.  We have also programmed  into the platform a lowest cost routing  matrix,  which is simply a program that selects the lowest  priced route from our multiple  carriers.  This means our platform  will select the  cheapest  route to send a call based  upon where we have  established  gateways, which are  central  locations  housing the  equipment  necessary  to send and receive  calls
internationally.   We  believe  our  platform  can  currently   support   approximately  288
simultaneous  calls and process  over 4 million  minutes of traffic per month.  Our platform is  expandable to carry more traffic by adding  additional  telephone  lines and  equipment.
Focusing on the international  market,  the use of our platform is spread throughout the day as a result of the different world time zones.

      We  plan  to  develop  and  offer  new  products  and  services,   which  may  require
modifications and enhancements to our platform.  For any  modifications or enhancements,  we will either  contract  with the  manufacturer  to develop new software or we may develop the software,  or a combination  of both. In the past, we have  experienced  delays when we have tried to upgrade our platform.  If the software  cannot be developed  cost  effectively,  or there will be significant  delays, we may elect to abandon a potential product or service in favor of one  that can be  timely  developed  on a cost  effective  basis.  There  can be no assurances that we can successfully  develop the software to enable us to offer new products or services.

      Our Internet Gateway Network.  As of December 31, 2000, we had international  gateways operational  in Sri  Lanka,  Laos,  Thailand  and  Holland.  As of such  date,  we also  had domestic  gateways  operational in Dallas and in Los Angeles and Denver.  We intend to place
Internet  gateways  in  various  other  countries.  Before  we place a  gateway  in  another country,  we enter into contractual  relationships with local persons or entities to operate them.  We typically  own or lease the gateway or have the right to purchase it and the local person or entity is responsible for procuring local Internet  provider  connection and local telephone  lines and  complying  with  local law.  Our  contracts  with the local  person or entity are generally for a one-year term and are renewable  unless either party  declines to renew.  We pay the local person or entity a negotiated  rate per minute for  terminating  or originating calls through the gateway.

      Our  gateways  allow  for  high  quality  transmission   through  the  Internet.   The
historical poor sound quality of voice transmission  through the Internet is due to the fact that the  Internet  was not created for  simultaneous  voice  traffic.  Unlike  conventional telephone  communication  lines,  in which the entire line is reserved for a call,  Internet telephony,  the  transmission  of  voice  data  over  the  Internet,  uses  packet-switching technology,  which  translates and divides voice data into discrete  packets of digital data that are transmitted  individually  over the Internet and then  retranslated into voice data at their  destination.  These  packets of data travel  through  several  separate  routes in order to reach their destination,  which may increase the chances of misrouting,  and delays in  transmission  and reception.  The software in our gateways  connect the packet  switched data  transmitted  over the  Internet to  traditional  public  telephone  networks in such a manner that virtually  eliminates the delay in  transmission  normally  involved in Internet voice transmission and the resulting pause and echo effect.

      Our Internet  gateways  enable us to route voice  quality  calls  through our enhanced services  platform  to and from the  country  via the public  Internet  or private  intranet networks  such as a frame  relay  network.  The  cost of these  calls is based on the  local telephone  rates  for the  country  where  the  gateway  is  located.  They are not based on internationally or local long distance rates.

      Our Leased Lines  Network.  We also lease  international  telephone  lines to transmit calls.  Our lease  agreements  obligate the carriers to complete the  transmission  of calls routed by us to them at different rates for different countries and territories.

      With these  agreements,  we have access to more than 241  countries  and  territories.
Leased capacity is typically  obtained on a per-minute  basis or  point-to-point  basis. Our agreements  are typically  one-year  agreements  with 30-day  cancellation  rights by either party.  Rates  are based on  volume  and  adjusted  approximately  every 30 days.  Our rates generally  decline as volume  increases.  We are dependent on these carriers to complete the transmission  of our calls,  and the loss of one or more of them as a source for  completion of our calls  could have a material  adverse  affect on us.  However,  we believe  there are numerous  international  long  distance  carriers that  transport  calls to the countries we desire to target  and we believe we could  replace a carriers  if lost.  If the rates of any replacement  carrier are higher,  or our existing  carriers  raise their  rates,  our profit margins  would  decrease.  We may sell to other  long  distance  carriers  any  excess  line capacity we have.  Excess line  capacity is the remaining  capacity on our  telephone  lines not used by us to transmit our own calls during any given month.

      Our Third Party Contracts.  Our success  depends,  in part, on our ability to continue to lease long distance  telephone capacity from third parties at economic rates to serve the foreign  countries  we target.  It also  depends,  in part,  on our ability to maintain  our contractual  relationships  with local parties  completing the  transmission of our calls in those  countries  where  we have  Internet  gateways.  If we lose  these  relationships,  we believe we could replace them.  However,  it would cause a disruption of our business  until they are replaced,  and the replacement leases or contracts may not be at favorable rates or on terms.

Growth Strategy

      While a large  number of companies  specializing  in the  conversion  of voice data to digital data for transmission over the internet, or Voice-Over-Internet-Protocol,  have been formed in  recent  years,  most  focus on the build  out and  development  of  international networks in the effort to capture a high margin  revenue  base. We believe that in this very competitive landscape,  offering many voice and data transmission options,  leasing time (or
purchasing  minutes)  on   Voice-Over-Internet-Protocol   networks  will  quickly  become  a
commodity  business,  as the various  competitors  whittle margins to gain growth and market share.

      We intend to leverage our position in the Internet telephone  communications market to make  communications  services  readily  available  worldwide.  Our  strategy  includes  the following key elements:

     o    Promote our services  through direct sales and marketing and,  through relationships with resellers and leading Internet  hardware,  software and content companies.

     o    In  addition  to  minutes-based  revenue,  we  intend  to  pursue  new web-based revenue opportunities from banner and audio advertising.

     o    Strengthen  and  enhance  our  brand   recognition  by   cooperatively
          marketing our Internet telephone  communications services with leading companies in other market segments.

      Many  e-commerce  sites have  discovered  the  necessity of having a customer  service representative  talk with  potential  buyers.  However,  traditional  800  numbers are still relatively  expensive,  and require  some effort on the part of the customer to initiate the call.  With our  "Phone-me-now"  technology,  a simple  click of a button  will  connect the customer with the seller's  representative  at very low rates.  To further  lower  operating costs,  we are exploring joint ventures with customer  service  centers in English  speaking countries  where wages are lower to make customer  service more  affordable  for  e-commerce companies.

Sales and Marketing

      We have  developed a marketing  strategy based on increasing  customer  traffic to our website and strengthening our brand name.

      Internet  Advertising.   We  have  taken  a  selective  approach  in  our  advertising strategy.  We attempt to  maximize  the return  from  promotional  expenditures  by choosing advertising  media based on the cost relative to the likely audience and ability to generate increased  traffic for our  website.  We identify a country  and  customer  group to whom we desire to market our virtual calling cards.

      We place  advertisements on various websites and Internet portals  frequently  visited by this customer group in the United States and abroad.  These  advertisements  usually take the form of banner ads that encourage  readers to click through directly to our website.  We believe that placing  banner  advertising  on these  websites and portals may  significantly increase our targeted exposure to prospective customers and increase our name identity.

      Customer  Electronic  Mail  Broadcasts.  We actively  market to our base of  customers through  e-mail  broadcasts,  which is an electronic  form of mass mailing.  All new virtual calling card purchasers are  automatically  added to our electronic  mailing list. We e-mail messages on a periodic  basis to our customers  announcing  new rates,  new  countries,  new products and new features.

      Electronic  Mail to  Select  Mailing  Lists.  We also  deliver  e-mail  broadcasts  to certain select mailing lists from time to time announcing pertinent  information,  including the addition of a new country, new products and rates.

      Other Methods.  We will continually review other potential  cost-effective  methods of advertising and marketing our products and services  through the Internet.  Such methods may include the use of an affiliate program, chat rooms, video e-mail and other methods.

Customer Support and Service

      We believe that our ability to establish  and maintain  long-term  relationships  with our customers and encourage repeat  purchases is dependent,  in part, on the strength of our customer  support  and  service  operations  and staff.  Our  customer  support  and service personnel are available  Monday through Friday from 8:00 a.m. to 9:00 p.m.  Pacific Standard
Time and Saturday from 10:00 a.m. to 6:00 p.m.  Pacific  Standard Time,  via  telephone.  In addition,  we  provide  e-mail  support  staff  24  hours a day,  seven  days a week.  These services  include pre and  post-sales  support for orders and usage of our  products and our customer service department responds immediately.

      Our  website  has been  designed  around  industry  standard  architectures  to reduce downtime in the event of outages or catastrophic  occurrences.  Our website provides 24 hour a day,  seven days a week  availability.  Our website  operations  staff consists of systems administrators  who manage,  monitor and operate our website.  The  continued  uninterrupted operation  of our  website  is  essential  to our  business,  and it is the job of the  site operations  staff to  ensure,  to the  greatest  extent  possible,  the  reliability  of our website.  We provide our own  connection  to the  Internet  through  voice and data  network
services   provided  by  a  company   named   Global   Crossing.   We  believe   that  these
telecommunications  and Internet  service  facilities  are essential to our operation and we anticipate upgrading these facilities as volume and demand for our service grow.

Technology

      We use a combination of our own proprietary  software  applications  and  commercially available licensed technology to conduct our Internet and telephone routing operations.

      Proprietary  Technology.   We  have  developed  proprietary  customer  software  which permits a customer to purchase  and  receive  our  virtual  calling  cards on our website by using a credit  card.  We have also  developed  proprietary  customer  software to allow our world access virtual  calling cards and phone collect PINs to initiate calls through regular telephone  lines using our website and enhanced  services  platform.  We have also developed various  proprietary  credit and fraud  management  applications,  which aid us in  checking credit and limiting fraudulent transactions.

      Our  engineering  staff  consists of software  development  engineers and  consultants based on our wholly owned  subsidiary  in Sri Lanka.  We  historically  have  developed  and expect to continue to develop  proprietary  software  internally.  Our engineering  strategy focuses on the  development of our website,  which includes the  enhancement of features and functionally  of our  existing  software  components,  the  development  of  additional  new software components, and the integration of off-the-shelf components into our systems.

      Commercially Available Licensed Technology.  Our  strategy  has also  been to  license commercially  available  technology  whenever  possible  rather than seek a  custom-made  or internally-developed  solution.  We  believe  that this  strategy  enables  us to reduce our operating costs and to respond to changing demands due to growth and  technological  shifts.
This strategy also allows us to focus our development  efforts on creating and enhancing the specialized,  proprietary  software  applications  that are unique to our  business.  Listed below are some of our key architectural components:

     o    High speed links to the Internet  through  Global  Crossing's  network services;

     o    Dell  clustered  Servers  for web and data base  applications  running
          Windows NT, Linux and Microsoft SQL Server 7.0;

     o    Microsoft  Internet  Information  Server  4.0 has been  chosen for its
          ability  to  secure  sensitive   customer   information   through  SSL
          encryption; and

     o    Microsoft SQL Server 7.0 is a relational database.  All customer names and addresses,  PINs,  number of purchases and call records are stored within this database.

      We depend on a Internet  service  provider  to provide  Internet  access to us and our customers.  The parties  responsible for completing the transmission of our calls in foreign countries also rely on local Internet service  providers for access to the Internet in their countries.  If we lost our  connection  with our Internet  service  providers,  we could not sell our virtual  calling  cards through our website,  and web initiated  calls could not be
made  by  our  customers,  until  the  connection  was  reestablished.   If  a  local  party
responsible  for completing  the  transmission  of our calls in a foreign  country loses its
Internet  connection,  we could not route calls over the Internet to that destination  until the  connection was  reestablished.  These failures could cause us to lose customers and our ability to sell virtual calling cards and telephone services would be affected.

      Our customers also rely on Internet service  providers for access to the Internet.  If our customers  cannot access  Internet,  they cannot access our website to purchase  virtual calling cards or make web initiated calls.

Government Regulation

      Regulation of the Internet.  The United  States  Congress and the Federal  courts have taken actions  that,  in some cases impose some forms of regulation on the Internet,  and in other cases protect the Internet from regulation.  This includes  restrictions on some forms of content placed on the Internet.  These  regulations have had mixed success in the Federal
courts.  Conversely,   Congress  passed  legislation  in  1998  that  imposed  a  three-year moratorium  on the  imposition  of new taxes on  Internet  transactions.  At the same  time, numerous  new bills  have been  proposed  that would  further  regulate  various  aspects of
Internet  commerce,  and ensure the continued  deregulation  of others.  It is impossible to say at this time whether and to what extent the Internet may  ultimately be regulated by the
United States government.

      The European Union has also enacted several directives relating to the Internet, including one permitting European consumers to sue in their own country persons from another country retailing goods over the Internet.  On the other hand, the G8 countries have recommended that digital products (such as our virtual calling cards) should be exempt from all import taxes and custom duties.  As with the United States Congress, the European
Union, and the governments of individual foreign countries, are actively considering propose legislation that could result in new regulations on the Internet.  Increased regulation of the Internet may decrease its growth, which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, results of operations and financial condition.  In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, jurisdiction to sue, libel, obscenity and personal privacy is uncertain.  The vast majority of such laws were adopted prior to the advent of
Internet and related technologies.  As a result, these laws do not contemplate or address the unique issues of the Internet and related technologies.

      Potential Regulation of Internet Telephony.  To our knowledge, there are currently no domestic and few international laws or regulations that prohibit the transmission of voice communications over the Internet.  If Congress, the FCC, state regulatory agencies or governments of other countries impose substantial regulations relating to Internet telephony, the growth of our business could be adversely affected.  In the United States, several efforts have been made to enact federal legislation that would either regulate or exempt from regulation telecommunication services provided over the Internet.  State public utility commissions may also attempt to regulate the provision of intrastate Internet telephony services.  In late 1998 and early 1999, however, the FCC issued two decisions that suggest that all transmissions over the Internet may be jurisdictionally interstate, and these decisions may restrict the ability of state public utility commissions to regulate Internet telephony.  Recently, however, a Colorado court ruled that Internet telephone service companies would be subject to payment of originating and terminating access charges to the incumbent provider.  Imposition of such charges on our services would increase our costs.  Internationally, a number of countries that currently prohibit competition in the provision of voice telephony have also prohibited Internet telephony.
Other countries permit but regulate Internet telephony.

      On April 10, 1998, the FCC issued a Report to Congress concerning its implementation of the universal service provisions of the Telecommunications Act.  In the Report, the FCC
indicated that it would examine the question of whether any forms of "phone-to-phone"
Internet Protocol telephony are information services, which are unregulated, or telecommunications services, which are fully regulated.  The Report noted that the FCC did not have, as of the date of the Report, an adequate record on which to make any definitive pronouncements.  The FCC did, however, note that the record before it suggested that some forms of phone-to-phone Internet telephony appear to have the same functionally as non-
Internet Protocol telecommunications services.

      While the FCC found that it needed a more complete record to establish new rules, it tentatively concluded that providers of phone-to-phone Internet telephony services should be treated like other providers of telephone service.  This means that they should be required to make payments into Federal universal service subsidy programs.  To date, the
FCC has taken no further action, and has not imposed this obligation on Internet telephony providers.  It may do so at some time in the future, however, and such a decision could have a material adverse effect on our business, increasing our costs, and the price at which we can offer our Internet telephony services.

      Regulation of Leased Lines and Carriers.  When we lease long distance telephone capacity from third-party carrier, we rely on them to comply with local laws and regulations.  We have no control over the manner in which these companies operate in these countries.  Foreign regulatory, judicial, legislative or political entities may raise issues regarding the compliance of these companies with local laws or regulations, or limit their ability to carry our calls.

      State Laws.  Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies.  Changes to existing laws or the passage of new laws intended to address these issues could reduce demand for our services or increase the cost of doing business.
In addition, because our services are accessible worldwide, and we facilitate the sale of goods to users worldwide, other jurisdictions may claim that we are required to comply with their laws.  We are qualified to do business in Nevada, Florida, Colorado, California and
Texas only, the failure by us to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions.  Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, financial condition and operating results.

      Sales Taxes.  We do not currently collect sales or other similar taxes for virtual calling cards or other services sold through our website, other than for virtual calling sold to Texas residents.  However, one or more states may seek to impose sales tax or similar collection obligations on out-of-state companies, such as ours, which engage in
Internet commerce.  A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet.  Such proposals, if adopted, could substantially impair the growth of online commerce, and could adversely affect our opportunity to derive financial benefit from such activities.
Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the sale of virtual calling cards or services on our system could have a material adverse effect on our operations.

      Legislation imposing a moratorium on the ability of states to impose new taxes on
Internet-based transactions was passed by the United States Congress in 1998.  The tax moratorium will be in effort only until October 2001 but moratorium expires at the end of its three-year term, there can be no assurance that the moratorium could allow various states to impose new taxes on Internet-based commerce.  The imposition of such taxes could have a material adverse effect on our business, financial condition and operating results.
The same legislation that imposed the moratorium also established an Advisory Commission to consider methods by which states could impose sales taxes on Internet transactions.

Competition

      With respect to prepaid calling cards, we compete with many of the largest telecommunications providers, including AT&T, MCI WorldCom, Cable & Wireless and Sprint.
These companies are substantially larger and have greater financial, technical, engineering, personnel and marketing resources, longer operating histories, greater name recognition and larger customer bases than we do.  We also compete with smaller, emerging carriers in the prepaid calling card market, including Ursus Telecom Corporation, RSL
Communications, IDT Corp. and ValuComm Communications Corp.  We may also compete with large operators in other countries.  These companies may have larger, more established customer bases and other competitive advantages.  Deregulation in other countries could also result in significant rate reductions.  We believe that additional competitors will be attracted to the prepaid card market.  These competitors include Internet-based service providers and other telecommunications companies.  Competition from existing or new competitors could substantially reduce our revenues from the sale of these cards.  A general decrease in telecommunication rates charged by international long distance carriers could also have a negative effect on our operations.

      An increasing number of large, well-capitalized companies are entering the market for
Internet telephony products and services.  As a result, we may not be able to compete effectively with our competitors in this market, or to increase our customer base.  Various major long distance providers, including AT&T, Bell Atlantic Corporation and Deutsche
Telekom AG, as well as other major companies, including Motorola, Inc., Intel Corporation and AOL-Time Warner, Inc., have all entered or plan to enter the Internet telephony market, in some cases by investing in companies engaged in the development of Internet telephony products.  Our competitors also include a number of companies that have introduced services that make Internet telephony solutions available to businesses and consumers.  Net2Phone,
Delta Three, ITXC Corp., iBasis, Inc., and MCI WorldCom provide a range of Internet telephony services to consumers and businesses that are similar to the ones we offer.
Several other companies, including AT&T, Sprint and Qwest Communications, have announced their intention to offer these services on a wider bases in both the United States and internationally.

      In addition, we compete in the market for Internet telephone services with companies that produce software and other computer equipment that may be installed on a user's computer to permit voice communications over the Internet.  Current Internet telephony products include VocalTec Communications, Ltd.'s Internet Phone, QuarterDeck Corporation's
WebPhone and Microsoft's NetMeeting.  Also, a number of large companies, including Cisco
Systems, Inc., Lucent Technologies, Inc., Northern Telecom Limited, Neura Communications,
Clarent Communications and Dialogic Corp. offer or plan to offer server-based Internet telephony products.  These products are expected to allow communications over the Internet between parties using a multimedia PC and a telephone and between two parties using telephones.

   We believe that the principal competitive factors affecting our market in no particular order are;

        o     price and rates;
        o     quality of transmission;
        o     product accessibility and ease of use;
        o     customer service;
        o     brand recognition;
        o     website convenience and accessibility;
        o     targeted marketing directly to probable users of the services;
        o     quality of search tools; and
        o     system reliability.

      Increased competition may result in reduced operation margins, loss of market share and diminished value in our brand.  We cannot assure you that we will be able to compete successfully against current and future competitors.  As a strategic response to changes in the competitive environment, we may, from time to time, make certain prices, service or marketing decisions that could have a material adverse effect on our business, financial condition and operating results.

      New technologies and the expansion of existing technologies may increase competitive pressures by enabling our competitors to offer lower-cost services.  Certain web based applications that direct Internet traffic to other websites may channel users to services that compete with us.  In addition, companies that control access to transactions through network access or web browsers could promote our competitors or charge us substantial fees for inclusion.  The occurrence of any of these events could have a material adverse effect on our business, financial condition and operating results.

Our New Product Lines

      Whoofnet.com

      iDial Networks wholly owned subsidiary, Whoofnet.com, holds offices in Florida,
London and Sweden.  Whoofnet.Com, Inc. is a network of interactive services, web brands,
e-commerce services and marketing services.  Similar to web-sites such as Yahoo,
Whoofnet.Com provides a central site where a customer can access third party content by using Whoofnet.Com's Web search and directory services, community and personalization features, personal Web publishing, and online shopping.  Whoofnet.Com seeks to draw a large number of viewers to its web sites by providing a one-stop destination for information, communication and shopping services on the Web.  The company will generate revenue through a variety of sources including, but not limited to, selling advertising and sponsorships, electronic commerce and by licensing its products and technology. Whoofnet.Com is also an
Application Service Provider, which is a company that develops software application that are delivered to customers over the Internet, and has several Internet brands including
Whoofnet.Com portal, WhoofBiz, WhoofTelCo and WhoofMail.  Through its strategic alliances,
Whoofnet will develop and offer easy to deploy, end-to-end e-commerce solutions for companies operating in the Internet market.

      In addition to Whoofnet.com's internet site, it also provides marketing services to test and market products to customers, such as the iDial Gold Advantage Card.  Our strategy is to use Whoofnet.com to market goods and services for itself and others with emphasis on the European market.  This strategy will produce income from actual sales made by Whoofnet or those with whom we are allied.

      iDial Gold Advantage Card

      The iDial Gold Advantage Card is an ATM/Debit Card that offers an extensive Consumer
Benefits Package.  It is an inexpensive, fast and secure way to transfer funds domestically and internationally.  It is a reloadable debit card that can be used at ATM's all around the world. It can be used to buy gas, groceries or other items from merchants with debit card capability and has an extensive Consumer Benefits Package offering savings on pharmacy, vision, dental, hearing, travel, gifts, vitamins, and more.  iDial Gold Advantage
Card comes with a primary card and a family card enabling them to save up to 75% on
National and International money transfers.  The customer receives two (2) identical cards when they join the program. The second card can be used to transfer money domestically or internationally, just by forwarding the second card to a family member or friend anywhere in the world.  This enables the second cardholder to withdraw funds from any ATM machine worldwide.

      Fax Messaging

      2Sendit.com  Inc.  is  an  established  fax-messaging  provider  for  the  information dissemination  market.  Fax messaging is simply the process of delivering  mass mailings via facsimile.  Due to today's desire for immediate  delivery of information,  fax messaging has become a popular means to deliver information quickly.

      Fax Messaging has emerged as a low cost source of  communication  for companies to get a message out,  where messages range from  newsletters  to restaurant  menus.  Fax messaging has  proven to a less  expensive  than  traditional  mail.  Traditional  mail  remains  as a popular  choice for getting a message  out,  however,  with costs of postage,  envelope  and printed material all necessary pieces,  today's budget  constraints find that these expenses limit the number of  recipients.  Fax messaging  provides a low cost,  high volume method of getting the same material out of the recipients.  An underlying  benefit is that the results are almost immediate.  While a traditional mail piece may take up to a week to deliver,  fax messaging  usually takes less than an hour to reach the same  audience.  Fax messaging  also has a cost related only to completed  messages.  With traditional  mail, the cost is paid up front and there are no refunds for lost mail, unused postage, or damaged material.

      Products

      Fax  messaging  is simply the ability to send a message via  facsimile  to an intended recipient.  Customer  normally  provide a recipient list,  however,  we do provide lists for some customers.  We do offer additional services such as database  management,  fax removal, and limited email messaging.

      Growth Strategy

      While several fax messaging  companies  have emerged in the recent years,  many others have been unable to sustain volume and have subsequently  merged with  competitors.  We have chosen to maintain a slow growth  cycle by adding  customers  through  new  advertising  and marketing.  We offer highly  competitive rates along with the capacity to complete jobs in a timely manner.

   We use the following websites as a primarily method of advertising:

        a)    WWW.2SENDIT.COM
        b)    WWW.2FAXIT.NET
        c)    WWW.2FAXITNOW.COM
        d)    WWW.MAILING-SOLUTIONS.COM

   2sendit.com is also  researching the possibility of merging with  competitors as a method of growing the business.

   Technology

   2sendit.com  uses licensed  software  along with both Dialogic and  Brooktrout fax cards.
These cards are  connected  to third party high  capacity  digital  lines.  This  technology allows the mass transmission of faxes through each fax server.

   Governing Laws

      While the laws of each  state  are  changing  daily,  most of the  governing  laws are federal.  2sendit.com  works  with  each  municipality  to  make  sure  that  it is in  full compliance with these changing laws.  2sendit.com  makes sure that each transmission has the required  pieces of  information  on it before  sending.  The federal laws require that each fax have the sender information as well a method for removal.

Employees

As of June 30, 2001,  we had 20 full-time and 6 part-time  employees.  None of our employees are  represented by a labor union.  We have not  experienced any work stoppages and consider our employees relations to be good.

      Our future  performance  depends in significant part upon the continued service of our key  technical  and  senior  management  personnel,  none of whom are  bound by an  employee agreement  requiring  service for any defined period of time. The loss of services of one or more of our key employees  could have a material  adverse effect on our business,  financial condition  and  operating  results.  Our  future  success  also  depends  in part  upon  our continued  ability  to  attract,  hire,  train and retain  highly  qualified  technical  and managerial  personnel.  Competition  for such  personnel  is  intense  and  there  can be no assurance that we can retain our key personnel in the future.

      We maintain a facility of approximately  1,300 square feet at 5825 Sunset Blvd., Suite
202,  Hollywood,  CA 90028.  The rent for this  facility is  approximately  $1,625 per month and is leased on a month-by-month basis.

      We maintain our  administrative  offices at 10800 E. Bethany Drive,  Aurora,  CO 80014 for use by our wholly owned  subsidiary  2sendit.com.  The facility is  approximately  1,038 square feet.  The rent is approximately $1,340 per month.

      We maintain a facility in Colombo,  Sri Lanka of approximately  2,500 square feet. The rent is  approximately  $1,500  per month and is used as a  customer  service  and R&D staff facility.

      We believe that our space is adequate for our current needs.  As we expand,  we expect that suitable additional space will be available on commercially  reasonable terms, although no  assurance  can be made in this  regard.  We also  believe  our  property  is  adequately covered by insurance.

Legal Proceedings

      We  occasionally  become  involve in  litigation  arising out of the normal  course of business.  There are no legal proceedings against us at this time.

                            MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

      We were incorporated in May 1997 as a Nevada Limited Liability Corporation as
WoodComm LLC.  In April 1999 WoodComm LLC was reorganized from an LLC to a Nevada
Corporation WoodComm International, Inc.

      In December 1999, Desert Springs  Acquisition  Corporation  acquired all of the issued and  outstanding  common shares of WCI in exchange for 30,930,000  shares of common stock of
Desert Springs.  For financial  reporting purposes,  the business  combination was accounted for as an additional  capitalization (a reverse  acquisition with WCI as the acquirer).  WCI is  considered  the surviving  entity.  The  historical  financial  statements  prior to the merger  are  those of WCI.  Desert  Springs  only  assets  and  liabilities  consisted  of a liability for $80,346.  The liabilities were not assumed in the merger.

      In January 2000,  Desert Springs  Acquisition Corp moved its state of incorporation to
Nevada by merger of the Colorado  Corporation  with and into iDial Networks,  Inc., a Nevada corporation.

      We   developed   an   international   Voice-Over-Internet-Protocol,   also   know   as
Voice-Over-Internet-Protocol,  telecommunications  service business. In August 2000 we began to expand and change over business  model.  In August 2000, we purchased an Internet  portal and  marketing  company  Whoofnet.com.  In  November  2000,  we  purchased  2sentit.com,  an enhanced  service  provider  providing  enhanced  communications  services.  We  own a  100%
interest in both  acquisitions and have  consolidated the financial  position and results of operations in the accompanying financial statements.

Revenues

      We derive our revenues  from two  different  sources,  through the direct sales of our products  over the Internet and through our own direct sales force and secondly  through the wholesale of our products and services through  independent retail and wholesale channels of distribution.  Revenues from the sale of our phone card  products,  whether sold directly by us or through our independent retail and wholesale  channel,  are deferred and recognized as calling  services are used. All other  products  revenues are recognized as the product upon shipment and invoicing of the product to the customer.

      All  Internet  sales of our  products  are made over the  Internet  primarily  through credit card purchases.  We use credit card processing companies to verify credit cards.

      Accounts  receivable  consists  of amounts  owed by our retail and  wholesale  channel relating to product  sales.  At December 31, 2000 and 1999,  three  companies  accounted for
46% and less than 1% of total  accounts  receivable.  At December  31, 2000,  two  companies accounted for 36% of total accounts  receivable,  while one receivable  accounted for 72% of accounts  receivable  on  December  31,  1999.  Customers  purchase  our  Internet  products primarily  using  major  credit  cards,  which  are  reimbursed  by credit  card  processing companies.  Accordingly,  we do not routinely  perform  on-going  credit  evaluations of our
Internet  customers,  but  do  perform  evaluations  of  our  credit  card  processors.  Our receivables are generally  unsecured.  During 1999, one customer accounted for more than 50%
of total sales.  During 2000, no one customer accounted for more than 10% of total sales.

Expenses

      Selling,  general and  administrative  expenses consist of advertising and promotional expenditures,  payroll and related  expenses for  executive  and  administrative  personnel, facilities  expenses,  professional  services  expenses,  travel and other general corporate expenses.  Selling,  general and  administrative  expenses  increased to $8,686,191 for 2000 from $543,896 for 1999.  These  expenses for 2000  included a non-cash  charge of $6,293,205 for the  value  of  stock  issued  at fair  market  value  to  officers  and  directors  for compensation  ($1,754,884 ) and to various consultants for services  ($4,538,321 ) (see Note
8 to Notes To  Consolidated  Financial  Statements).  During 2000, our capital  expenditures and  payments  on capital  leases  totaled  $200,074.  These  expenditures  and  payments on expenditures  were  $26,561  during  1999.  As we continue to grow,  we expect to expand our
infrastructure  by  increasing  our  capital   expenditures  and  leases.  We  expect  these
expenditures will represent a smaller percentage of sales as our sales volume grows.

   Since inception,  we have incurred  significant  losses and, as of December 31, 2000, had an accumulated  deficit of $9,970,307.  We expect operating losses and negative cash flow to continue  through at least the second quarter of 2001. We expect to incur  additional  costs and expenses related to:

-     marketing and advertising related to product sales and brand development;
-     purchases of equipment for our operations and network infrastructure;
-     the expansion of our telecommunications network into other countries;
-     the  continued   development  of  our  website  transaction   processing  and  network
         infrastructure;
-     development and improvement of additional products and services;
-     the hiring of additional personnel; and
-     the payment of commissions  to various  Internet  companies for marketing  products to their customers.

   We have a limited  operating  history on which to base an  evaluation of our business and prospects.  You  must  also  consider  our  prospects  in light of the  risks,  expense  and difficulties  frequently  encountered  by  companies  in their early  stage of  development, particularly  companies in new and rapidly evolving  markets such as e-commerce.  Such risks for us include,  but are not limited to, an evolving and  unpredictable  business  model and management of growth.  To address  these risks,  we must,  among other things,  maintain and expand our customer  case,  implement  and  successfully  execute our business and marketing strategy,  continue to develop and upgrade our technology and systems that we use to process customers'  orders and payments,  improve our Web site,  provide superior  customer service, respond to competitive  developments and attract,  retain and motivate qualified  personnel.
We cannot assure  stockholders  that we will be successful in addressing such risks, and our failure to do so could have a material adverse effect on our business, prospects,  financial condition and results of operations.

Results of Operations

The following table sets forth statement of operations data as a percentage of revenues for the periods indicated:

                                Year ended December 31,   Six Months ended June 30,
                                -----------------------   -------------------------
                                      1999        2000           2000      2001
                                     ------      ------         ------    ------

Total revenue                         100.0%      100.0%         100.0%    100.0%

Cost of sales                          95.3       115.2         (123.3)   (127.0)
                                     ------     -------        -------   -------

Gross  Profit (Loss)                    4.7       (15.2)         (23.3)    (27.0)

Selling, general and
administrative                         34.5       483.4            72.0     56.0
                                     ------     -------         ------    ------

Net Operating loss                    (29.8)     (498.6)         (95.3)    (83.0)
Interest expense                       (5.8)       (8.7)          (4.8)     (1.4)

Net loss                              (35.6)     (507.3)        (100.1)    (84.4)

Other Comprehensive Loss                  -        (2.3)             -         -

Comprehensive Loss                    (35.6)%    (509.6)%       (100.1)    (84.4)
                                    =======     =======        =======    ======

Comparison of Six Months Ended June 30, 2001 and 2000

      Sales increased $1,857,079 or 228% for the six months ended June 30, 2001 compared to the six months ended June 30, 2000. This is primarily attributable to the increase in revenue related to the acquisition of Whoofnet.Com ($11,418) and 2Sendit.com ($1,574,633)
and the expansion of our VoIP calling services ($271,028).

      Selling, General and administrative expenses increased  $909,960 or 155.3% for the six months ended June 30, 2001 compared to the same period in 2000. This increase is primarily due to the increase in depreciation and amortization expenses of $1,153,823 or
770.9% for the six months ended June 30, 2001 compared to the same period in 2000. This increase is primarily related to the increase in depreciation from assets purchased for the expansion of our VoIP network and for amortization of goodwill associated with the purchase of Whoofnet.Com and 2Sendit.Com.

Cost of sales consist primarily of the costs of termination of long distance traffic over our networks and the wholesale cost of products purchased for resale by us. Cost of sales increased to $3,392,709 (including $500,722 of depreciation) for the six month period ended
June 30, 2001 from $1,004,045 (including $149,679 of depreciation) for the six month period ended June 30, 2000. This $2,388,664 increase was attributable to our increased sales volume in primarily both retail and wholesale and costs associated with additional sales attributable to our 2 acquisitions, 2 Sendit.com and Whoofnet.com.

      Gross profit for the period decreased from approximately (23.3%) in 2000 to (27.0%)
in 2001. This decrease is primarily related to the decrease in gross profit attributable to certain foreign country regulation over our VoIP network.

During the second quarter of fiscal year 2001, the country with the second highest level of traffic required that the company reroute its VoIP traffic to a non-VoIP Network. The result was a reduction in gross profit by 6.9%

      Comprehensive loss increased to  $2,254,698 or  176.8%for the six months ended June
30, 2001 compared to the six months ended June 30, 2000. This increase is primarily related to the increase in depreciation from assets purchased for the expansion of our VoIP network and for amortization of goodwill associated with the purchase of Whoofnet.Com and
2Sendit.Com.

Comparison of Years Ended December 31, 2000 and December 31, 1999

      Sales.  Sales  increased to  $1,796,897  million for the year ended  December 31, 2000 from  $1,575,826  for 1999 as a result of the  growth of our  network  and  retail  customer base.  This represents a 14% increase over 1999 as a result of this growth.

      Cost of Sales.  Cost of sales  consists  primarily of the costs of termination of long distance  traffic over our networks and the wholesale cost of products  purchased for resale by us. Cost of sales increased to $2,069,574  (including  $461,743 of depreciation)  for the year ended December 31, 2000 from $1,502,036  (including $113,333 of depreciation) for 1999.
This $567,538  increase was  primarily  attributable  to our increased  sales volume in both retail and  wholesale.  Gross  profit was (15%) in 2000  compared to a gross profit of 5% in
1999. This 20% decrease was primarily  attributable  to an increase of  depreciation  due to the  expansion  of our  VoIP  network.  We  expect  the  dollar  amount  of cost of sales to increase in future periods to the extent that our sales volume increases.

      Selling,  General and  Administrative.  Selling,  general and administrative  expenses consist of  advertising  and  promotional  expenditures,  payroll and related  expenses  for
executive  and  administrative   personnel,   facilities  expenses,   professional  services
expenses,  travel and other general corporate expenses.  Selling, general and administrative expenses  increased to $ 8,686,191 for 2000 from $543,896 for 1999.  These expenses for 2000 included a  non-cash  charge of $  6,293,205  for the value of stock  issued at fair  market value to officers and directors for  compensation  ($ 1,754,884) and to various  consultants for  services  ($4,538,321)  (see  Note 8 to Notes To  Consolidated  Financial  Statements).
Non-cash  depreciation  and  amortization  expense  increased to $1,212,867 from $113,333 in
1999  as a  result  of  the  Whoofnet.com  and  2Sendit.com  acquisitions.  Excluding  these non-cash items,  selling,  general and  administrative  expenses  increased to $1,180,119 in
2000, from $543,896 in 1999. This increase is  attributable  to including  Whoofnet.com  and
2Sendit.com's  selling,  general and  administrative  expenses from the date of acquisition.
Selling,  general and  administrative  expenses are expected to decrease as a percentage  of revenue in future periods because our existing company  infrastructure  will allow increases in revenues without having to incrementally add overhead.  However, we expect these expenses to increase in absolute dollars as we continue to pursue  advertising and marketing efforts, expand our network termination  locations  worldwide,  expand our staff and incur additional costs related to the growth of our business and being a public company.

      Other  Expenses.  Other  expenses  consist of a $156,630 of  interest  expense in 2000
from  $90,654  in  1999.  The  increase  is  primarily  due  to  additional   capital  lease
obligations.

      Net Loss.  We incurred a net loss of  $9,115,498for  the year ended  December 31, 2000 as compared to $560,760  for 1999.  The net loss for 2000 was  affected by non-cash  charges of $ 6,293,205,  non-cash  depreciation and amortization  charges of $1,212,867 and interest expense of $156,630, as described above.

      Income  Taxes.  As of  December  31,  2000,  we had  approximately  $9.970,000  of net operating  loss carry forwards for federal  income tax purposes,  which expire  beginning in
2011.  We have  provided a full  valuation  allowance on the deferred tax asset,  consisting primarily of net operating loss carry forwards,  because of uncertainty regarding its future reliability.  Limitations  on the  utilization  of these  carry  forwards  may  result if we experience  a change of  control,  as  defined  in the  Internal  Revenue  Code of 1986,  as amended, as a result of changes in the ownership or our common stock.

Liquidity and Financial Position

      During the six months ended June 30, 2001, our net cash from operations was $80,969
attributed to a net loss of   $2,254,698 mitigated by non-cash charges for depreciation and amortization of $1,303,502. The shortfall was primarily funded through accounts payable.

      As of December 31, 2000, we had  approximately  $67,410 of cash and cash  equivalents.
As of that date,  our  principal  commitments  consisted  of  obligations  under  leases and contracts for long distance transmissions.

      Net cash used in operating activities was $723,441 for the year ended December 31,
2000 and $31,246 in 1999. Net cash used in operating activities for 2000 and 1999 primarily consisted of net operating losses as well as increases in other assets, offset by depreciation and amortization, non-cash charges for stock issued for services and compensation, increases in accounts payable, accrued expenses and accrued interest.

      Net cash from (used in)  investing  activities  consists of  additions to property and equipment,  including computer equipment, cash from acquisitions, fax equipment and internet gateways  for  voice  over the  Internet  transmission.  Net cash from  (used in)  investing activities was $103,002 for the year ended December 31, 2000 and $(26,651) in 1999.

      Net cash provided by (used in) financing activities was $676,368 for the year ended
December 31, 2000 and $(49,115) for 1999. Net cash used in financing activities for 2000 was impacted by an increase in stockholder loans and proceeds from the issuance of common stock.

      iDial currently is in the process of raising the necessary capital for continuing its growth through the following activities:

1.    Bank Loan - we expect to close on a facility that provides the necessary capital for continuing operations. Negotiations are currently taking place to secure the loan.

2.    Acquisition - We will pursue acquisition opportunities to rapidly expand its revenue and profits. This will also strengthen our cash flow and operating position.

3.    Financing - We continue to seek additional debt or equity sales from time to time.

      In July 2001, we issued an 8% convertible  note in the principal amount of $750,000 to an unrelated  investor,  Laurus Master Fund, Ltd. Net proceeds of $610,750 (after legal fees of $61,500,  a fund  managers  fee of $75,000 and other  expenses of $3250) is being used to fund working capital and expansion.

            The company  commenced a review of its operations in January 2001 and instituted a program to consolidate  the  operations and reduce or eliminate  redundant and certain other costs.  Included in such costs are the expenses  related to office  facilities
(approximately   $14,000  per  month),   internet   charges  and  telephone   line  expenses
(approximately  $4,000 per month),  and the  elimination  of  outsource  mail  server  costs
(approximately  $25,000 per month).  In addition,  the company  reduced  payroll and related fringe  benefits  costs  (approximately  $12,000  per month) and  renegotiated  its  carrier agreement  in June  2001 to  reduce  the  related  costs  14%.  The  impact  of  these  cost reductions  commenced in the 2nd Quarter of 2001 and the full effect  should be reflected in the company's  3rd Quarter 2001 results.  The company  anticipates  achieving  positive cash flow by the 2nd Quarter of 2002

      The company  believes that the current cash on hand is sufficient to allow the company to sustain its current operations.  However,  without additional funding of $1,000,000,  the company  believes that it will not generate net income during fiscal year 2002. As described above, the company is discussing the possibility of additional  financing.  The company also anticipates  quarterly  revenue of $1,300,000 or more on a going forward  basis,  which will allow the company's cash flow to improve.

      We do not have existing capital resources or credit lines available that are sufficient to fund our operations and capital requirements as presently planned over the next twelve months. We are actively pursuing additional funds through the issuance of debt and/or equity instruments.  Currently, we are discussing with Laurus Master Fund, Ltd. the possibilities of additional financing.  However, no formal agreements have been reached and no assurances can be given that such financing will be forthcoming.

                     DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

      The  following  table  sets  forth  the  names  of all of our  current  directors  and executive  officers  as of June 18,  2001,  with each  position  and office held by them and their periods of service in the capacities listed.

                                                             Month and
                                                             Year First
                                                             Elected or
        Name          Age   Position With the Company        Appointed
        ----          ---   -------------------------      -------------

Mark T. Wood          40   Chairman of the Board,           January 2000
                           Chief Executive Officer,
                           President & Secretary
Carl K. Battie        44   Vice Chairman                     August 2000
Klaus Scholz          50   Chief Operating Officer,         January 2000
                           Treasurer  and Director
Edward J. Janusz      52   Director                         January 2000
Gerald Lesher         62   Director                          August 2000
Thomas G. Seifert,    29   Chief Financial Officer         December 2001
 CFO

      Mark T. Wood, Chairman of the Board.  From 1996-1997, Mr. Wood was Vice President and
General Manager of Loxcomm America, Inc.  From 1995-1996, Mr. Wood was the Chief Operating
Officer of WorldQuest Networks.  From 1992-1995, Mr. Wood was the Vice President of
International Sales at Intellical, Inc.

      Carl K. Battie, Vice Chairman.  Mr. Battie's skills as an achievement-oriented business professional experienced in strategic traditional marketing, sales and public relations encompass the past 24 years.  Mr. Battie consistently identifies and capitalizes upon new product/business opportunities resulting in increased revenue, expanded market penetration and dominant market share.  Mr. Battie also specializes in developing cross promotion platforms integrating current business relationship models as well as bringing in new partners for maximizing expansion and exposure.  Through entrepreneurial initiative,
Mr. Battie has developed and executed many large comprehensive sales and marketing programs.  Most of his clients include large national and multi-national companies in the
United Kingdom such as British Gas, London Electricity, Easter Electricity, ACC Telecom
(part of AT&T) and BUPA, the largest private healthcare provider in the United Kingdom.

      Klaus Scholz, Chief Operating Officer and Director.  Mr. Scholz joined iDial in 1999 and has been responsible for the network operations of company. A native of Germany, Mr.
Scholz has held several senior management positions in international technology companies.
He served for 10 years as Country Manager, Southeast Europe for Hewlett Packard before moving to Asia in 1987.  In Thailand, he became Managing Director of Semiconductor Ventures
International LTD, a publicly traded company. In that capacity, he worked with the Chinese government to improve quality and safety standards for the Taiwanese semiconductor industry.  Mr. Scholz also served as Vice President, Business Development for Loxley Public
Companies, Ltd., a publicly traded international conglomerate based in Bangkok, Thailand.

      Edward J. Janusz, Director.  Mr. Janusz is a seasoned sales and operations executive serving the Company as a Director.  Since 1997, Mr. Janusz has been the Vice President of
Cap Gemini, a leading worldwide IT consulting firm serving Fortune 500 companies.

      Gerald Lesher, Director.  Mr. Lesher is a practicing licensed attorney in
Pennsylvania and Florida.  He was the Senior Partner, for Baskin & Sears (Pittsburgh), for
bankruptcy, corporate reorganization and banking litigation and the manager for the Palm
Beach Office of Lesher, Allen & Macmillan in Palm Beach (Florida).  Mr. Lesher was also the founder and Chairman of Sterling Bank, Florida.  Mr. Lesher has developed numerous business plans for clients and a variety of industries.  He concentrates on commercial litigation, bankruptcy, banking, real estate, real estate broker, corporate, and entertainment areas;
Mr. Lesher was lead counsel for 17 banks in Western Pennsylvania and specializes in business plans for domestic and international clients.  He has strong negotiating skills and substantial negotiating experience.

      Thomas G. Seifert, CFO.  Mr. Seifert is a graduate of Colorado State University and graduated with a Bachelor's of Science in Finance with a minor in Accounting.  Mr. Seifert has worked as the controller for Integrated Telephony Products, Inc., as well as controller for Mountain Vacations, Inc. and assisted with the sale of each company to a publicly trading company.  He was also a cofounder of 2Sendit.com, Inc.

      Directors  are elected and serve for a term of two years or until a successor  is duly elected, unless the office is vacated in accordance with our Articles of Incorporation.  The directors  have served in their  respective  capacities  since their election or appointment and will serve until the next  election of directors.  The executive  officers are appointed by the Board of  Directors to serve until the earlier of their  resignation  or removal with or without cause by the directors.

      There are no family relationships between any directors or executive officers.

                                   EXECUTIVE COMPENSATION

      The  following  table is a summary  of the  compensation  paid to our Chief  Executive
Officer and each  executive  officer that earned over $100,000 in total salary and bonus for each of our three most recently completed fiscal years.

                                    SUMMARY COMPENSATION TABLE

                                                               Long Term
                                                              Compensation
                            Annual Compensation                  Awards
                            -------------------               -------------
                                                               Securities
    Name and                                  Other Annual    Under Options     All Other
   Principal                                  Compensation    Granted/SARs     Compensation
    Position      Year  Salary($)  Bonus($)        ($)         Granted (#)          ($)
    --------      ----  ---------  --------   ------------    -------------    ------------

Mark T. Wood,*    2000    Nil       Nil           Nil              Nil              Nil
Chief Executive   1999    Nil       Nil           Nil              Nil              Nil
Officer           1998    Nil       Nil           Nil              Nil              Nil

      We have never issued stock appreciation rights.

      We did not issue options in the last fiscal year.

      None of our officers exercised any options in the last fiscal year.

      * We have not had the  resources  to  compensate  Mark T. Wood for his services as our
Chief Executive Officer.

                       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have entered into the following related transactions with our directors, officers, or affiliates:

      Mauricio Vega, a shareholder of the Company, loaned the Company $100,000 on June 22,
2000.

      Mark Wood, the Company's Chairman of the Board, loaned the Company a total of
$1,232,797 in various loans from December 31, 1999 through December 2000.

      Karl Rodriguez, a shareholder of the Company, loaned the Company $44,820.50 on May
27, 2000.

      Charmon Malhotra, a shareholder of the Company, loaned the Company $7,500 on July 18,
2000.

      Carl Battie, the Company's Vice Chairman of the Board, loaned the Company $242,043.10 in various loans from September 14, 2000 through December 13, 2000.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The  following  table sets forth as of July 1, 2001  information  about the amount and nature of beneficial ownership of the common stock held by:

o     Each  person  who we know is a  beneficial  owner of more  than 5% of our  outstanding common stock;

o     Each person who is a director or executive officer of iDial; and

o     All of our directors and executive officers as a group.

      Beneficial  ownership  is  determined  in  accordance  with  the  rules of the SEC and includes  generally  voting  powers and  investment  power with  respect to  securities.  We believe  that each  individual  named has sole  investment  and voting power with respect to shares  of common  stock  indicated  as  beneficially  owned by him,  subject  to  community property laws, where applicable and except where otherwise noted.

      Beneficial  ownership is  calculated  based on  87,144,454  common  shares  issued and outstanding  as of June 30,  2001,  under Rule  13d-3(d) of the  Securities  Exchange Act of
1934.  Shares  subject to unexercised  options,  warrants,  rights or conversion  privileges exercisable  within 60 days of June 18,  2001,  are deemed  outstanding  for the  purpose of calculating the number and percentage owned by that person,  but not deemed  outstanding for the purpose of  calculating  the  percentage  owned by each other person  listed.  The first column of the  following  chart  represents  the total number of actual  outstanding  shares owned by the named individual,  including options and warrants exercisable within 60 days of
March 31, 2001.

                                    Total
                                  Amount of
Name of                           Beneficial       Percent
Beneficial Owner                  Ownership        of Class
----------------                  ---------        --------

Mark T. Wood,
Chairman of the Board
19009 Preston Road, Suite 215
PMB #236
Dallas, TX  75252                 18,100,000        20.8%

Carl K. Battie, Vice Chairman
7771 W. Oakland Park Blvd,
Suite 217
Sunrise, FL  33351                13,100,000          15%

Klaus Scholz, Director and COO
19019 Preston Road, Suite 616
Dallas, TX  75252                  3,040,000         3.5%

Thomas G. Seifert
1211 S. Parker Road, Suite 201
Denver, CO  80231                  1,463,204         1.7%

Edward J. Janusz, Director
7 Lacewing Place
The Woodlands, TX                    100,000         .01%

Gerald Lesher
1555 Palm Beach Lakes Blvd.,
Suite 1510                         1,200,000         1.4%
West Palm Beach, FL  33404

All Directors and Officers Total  37,003,204        42.4%
                                  ----------       -----

George V. Stein
1640 E. Layton
Englewood, CO  80110              5,000,000          5.7%

Lynn Lasarow
18 Tobacco Road
Weston, CT  06883                 4,000,000          4.6%

David Lifson
1930 Young Street, Box 1182
Toronto, Ontario
CANADA                            7,054,710          8.1%

      To our knowledge,  there are no arrangements that may, at a subsequent date, result in a change in control of iDial.

                                    SELLING STOCKHOLDER

      The table below sets forth  information  concerning the resale of the shares of common stock by the selling  stockholder.  We will not receive any proceeds  from the resale of the common stock by the selling  stockholder.  We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholder,  the
selling    stockholder   will   not   continue   to   own   any   shares   of   our   common
stock.

      The  following  table  also sets  forth  the name of the  selling  stockholder  who is offering  the resale of shares of common stock by this  prospectus,  the number of shares of common stock beneficially owned by the selling  stockholder,  the number of shares of common stock  that may be sold in this  offering  and the  number of  shares  of  common  stock the selling  stockholder  will own  after the  offering,  assuming  it sells  all of the  shares offered.

                Total
               Shares of
                Common                        Shares                                              Percentage
                 Stock          Total           of                                                    of
                Issuable      Percentage      Common      Beneficial    Percentage    Beneficial    Common
                 Upon         of Common       Stock       Ownership     of Common     Ownership     Stock
               Conversion      Stock,        Included      Before         Stock         After       Owned
                of Notes       Assuming         in           the          Owned          the        After
                 and/or          Full       Prospectus    Offering        Before      Offering     Offering
    Name       Warrants(2)   Conversion(2)      (1)          (2)         Offering        (3)          (3)
-----------------------------------------------------------------------------------------------------------

Laurus Master  36,616,666      30.29%        Up to        4,576,895        4.99%         --           --
                                             $1,098,50
                                             worth
Fund, Ltd.                                   of
                                             common
                                             stock

--------------------------------------------------------------------------------------

      The number and  percentage  of shares  beneficially  owned is determined in accordance with  Rule 13d-3  of the  Securities  Exchange  Act of  1934,  and  the  information  is not necessarily  indicative of  beneficial  ownership  for any other  purpose.  Under such rule, beneficial  ownership  includes any shares as to which the selling  stockholder  has sole or shared  voting power or investment  power and also any shares which the selling  stockholder has the  right to  acquire  within 60 days.  The  actual  number  of shares of common  stock issuable upon the conversion of the convertible note is subject to adjustment  depending on, among other  factors,  the future market price of the common stock,  and could be materially less or more than the number estimated in the table.

(1)   Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time.  However the selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common
      stock.   As a result of the contractual agreement not to exceed 4.99% beneficial ownership, the selling shareholder does not believe it is a control person as defined in the Securities Exchange Act of 1934 or is required to file a Schedule 13D.

(2)   Assumes the three lowest closing prices of our common stock for the thirty days immediately prior to this conversion date is $0.03.  Includes 166,666 shares underlying warrants that are currently exercisable at an exercise price of $0.036 per share.  In accordance with Rule 13d-3 under the Securities Exchange Act of 1934,
      Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity.  David Grin and Eugene Grin are the principals of Laurus Capital
      Management, L.L.C.

       (3)  Assumes that all securities registered will be sold.

                                    PLAN OF DISTRIBUTION

      The selling stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholder will sell any or all of the common stock in this offering. The selling stockholder may use any one or more of the following methods when selling shares:

o     Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

o     Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

o     An exchange distribution following the rules of the applicable exchange.

o     Privately negotiated transactions.

o     A combination of any such methods of sale any other lawful method.

The selling stockholder may also engage in:

o     Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

o     Pledging shares to their brokers under the margin provisions of customer agreements.
            If the selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

The selling stockholder may not engage in short sales or sales of shares not previously owned

      Broker-dealers   engaged  by  the   selling   stockholder   may   arrange   for  other
brokers-dealers  to  participate  in  sales.   Broker-dealers  may  receive  commissions  or
discounts from selling  stockholder in amounts to be negotiated.  If any broker-dealer  acts as agent for the purchaser of shares,  the  broker-dealer  may receive  commission  from the purchaser  in  amounts to be  negotiated.  The  selling  stockholder  does not expect  these commissions  and  discounts  to  exceed  what is  customary  in the  types  of  transactions involved.

      The selling  stockholder  is, and any  broker-dealers  or agents that are  involved in selling  the shares  may be,  considered  to be  "underwriters"  within  the  meaning of the
Securities Act for such sales.  An underwriter is a person who has purchased  shares from an issuer  with a view  towards  distributing  the shares to the  public.  In such  event,  any commissions  received by such  broker-dealers  or agents and any profit on the resale of the shares  purchased by them may be  considered  to be  underwriting  commissions  or discounts under the Securities Act.

      Because the selling  stockholder is deemed to be an  "underwriter"  within the meaning of Section  2(11) of the  Securities  Act,  it will be subject  to the  prospectus  delivery requirements.

      We are  required  to pay all fees and  expenses  incident to the  registration  of the shares in this  offering.  However,  we will not pay any  commissions  or any other  fees in connection  with  the  resale  of the  common  stock in this  offering.  We have  agreed  to indemnify the selling  stockholder and its officers,  directors,  employees and agents,  and each person who controls the selling stockholder,  in certain  circumstances against certain
liabilities,   including   liabilities   arising  under  the  Securities  Act.  The  selling
stockholder  has  agreed  to  indemnify  us  and  our  directors  and  officers  in  certain
circumstances   against  certain  liabilities,   including  liabilities  arising  under  the
Securities Act.

      If the  selling  stockholder  notifies  us that it has a material  arrangement  with a broker-dealer  for the resale of the common  stock,  then we would be  required to amend the registration  statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                                 DESCRIPTION OF OUR CAPITAL STOCK

Common Stock

      Our authorized common stock consists of 500,000,000  shares of common stock, par value
$.001 per share.  The holders of common stock are entitled to  dividends,  pro rata,  as and when declared by the Board of Directors,  to one vote per share at a meeting of stockholders and, upon winding up or liquidation,  to receive those of our assets that are  distributable to the holders of the common stock upon winding up or liquidation.  No common stock has been issued  subject to call or assessment.  There are no preemptive or conversion  rights and no provisions for redemption, purchase for cancellation, surrender or sinking funds.

Preferred Stock

      Our authorized shares of preferred stock consists of 30,000,000  shares,  par value of
$.001 per share.  Our directors are authorized by our Certificate of  Incorporation to issue preferred  stock  in one or  more  series  and to  create  and  attach  special  rights  and restrictions to a series of shares. No shares of preferred stock have been issued.

Warrants

      Set forth below is a table  showing  the number of  warrants  to  purchase  our common stock that are  outstanding as of July 1, 2001, the exercise prices payable upon an election to exercise, and the term of each of these warrants:

                                 Currently   Exercise
Original Issuance Date           Outstanding     Price/share    Expiration
                                 -----------     -----------    ----------

July 6, 2001 (1)                 166,666          $0.036        July 6, 2006

   Total                         166,666
                                 =======

      (1) The exercise  price for the  warrants is the lesser of $0.064,  or 120% percent of the average of the three lowest  closing prices for the common stock for the 10 trading days prior to exercise of the warrant date. The exercise price per share  reflected in this table is based upon the current market value of $0.030, as of October 31, 2001.

Registrar and Transfer Agent

      The  registrar  and  transfer  agent of our common  stock is Madison  Stock  Transfer,
Brooklyn, New York.

                                 SHARES ELIGIBLE FOR FUTURE SALE

      Shares  Outstanding  and Freely  Tradable  After  Offering.  Upon  completion  of this offering,  we will  have  approximately  113,411,120  shares of  common  stock  outstanding, assuming the conversion of all  convertible  notes at current market prices and the exercise of all  warrants  held by the  selling  stockholder.  The  shares to be sold by the  selling stockholder  in this  offering will be freely  tradable  without  restriction  or limitation under the Securities Act, except for any such shares held our by "affiliates",  as such term is defined under Rule 144 of the Securities  Act, which shares will be subject to the resale limitations under Rule 144.

      Rule 144. In general,  under Rule 144, as  currently  in effect,  a person (or persons whose  shares  are  aggregated)  who has  beneficially  owned  shares for at least one year, including  an affiliate of us,  would be entitled to sell,  within any  three-month  period, that number of shares that does not exceed the greater of 1% of the then-outstanding  shares of common  stock  (approximately  113,411,120  shares  after this  offering)  or the average weekly  trading  volume in the common  stock  during  the four  calendar  weeks  immediately preceding  the date on which  the  notice  of sale is filed  with the  Commission,  provided certain manner of sale and notice  requirements  and  requirements as to the availability of current  public  information  about us is  satisfied.  In addition,  affiliates of ours must comply with the  restrictions  and requirements of Rule 144, other than the one-year holding period  requirement,  in order to sell  shares of common  stock.  As defined in Rule 144, an
"affiliate" of an issuer is a person who, directly or indirectly,  through the use of one or more  intermediaries  controls,  or is controlled by, or is under common control with,  such issuer.  Under  Rule  144(k),  a holder  of  "restricted  securities"  who is not  deemed an affiliate of the issuer and who has  beneficially  owned shares for at least two years would be entitled to sell shares under Rule 144(k)  without  regard to the  limitations  described above.

        Effect of  Substantial  Sales on  Market  Price of Common  Stock.  We are  unable to estimate  the number of shares that may be sold in the future by our  existing  shareholders or the effect,  if any,  that such sales will have on the market  price of the common  stock prevailing from time to time. Sales of substantial  amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

                 HOW TO OBTAIN MORE INFORMATION ABOUT IDIAL NETWORKS, INC.

        We are subject to the informational  requirements of the Securities  Exchange Act of
1934, and in accordance  therewith file reports,  proxy or information  statements and other information with the Securities and Exchange Commission.  Such reports, proxy statements and other information can be inspected and copied at the public reference facilities  maintained by the Commission at Judiciary  Plaza,  450 Fifth Street,  N.W.,  Washington,  D.C. 20549 at
prescribed  rates. You may obtain  information on the operation of the Public Reference Room by calling the SEC at  1-800-SEC-0330.  In  addition,  the  Commission  maintains a web site that contains  reports,  proxy and information  statements and other  information  regarding registrants that file  electronically  with the Commission.  The address of the Commission's web site is http://www.sec.gov.

     We have filed  with the  Commission  a  registration  statement  on Form SB-2 under the
Securities  Act of 1933 with  respect to the  shares of common  stock  being  offered by its selling  stockholder.  As permitted by the rules and  regulations  of the  Commission,  this prospectus does not contain all the information set forth in the registration  statement and the exhibits  and  schedules  thereto.  For further  information  with respect to our common stock offered by the selling stockholder,  reference is made to the registration  statement, and such exhibits and schedules. A copy of the registration statement,  and the exhibits and schedules  thereto,  may be  inspected  without  charge at the public  reference  facilities maintained by the  Commission  at the  addresses  set forth above,  and copies of all or any part of the  registration  statement  may be obtained  from such offices upon payment of the fees prescribed by the Commission.  In addition,  the registration statement may be accessed at the Commission's web site.  Statements contained in this prospectus as to the contents of any  contract  or  other  document  are not  necessarily  complete  and,  in each  instance, reference  is made to the copy of such  contract  or  document  filed as an  exhibit  to the registration  statement,  each  such  statement  being  qualified  in all  respects  by such reference.

                                       LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon for us by
Sichenzia, Ross, Friedman & Ference LLP, New York, New York.

                                          EXPERTS

      Kenneth Lieberman, CPA, P.A., independent auditors, have audited our consolidated financial statements as of December 31, 2000, and for the year then ended, as set forth in their report thereon, which financial statements and report are included elsewhere in this
Registration Statement. These consolidated financial statements are included in reliance on their report, given on their authority as experts in accounting and auditing.

      Enrhardt, Keefe, Steiner & Hottman , P.C. , independent auditors, have audited our consolidated financial statements as of December 31, 1999, and for the year then ended, as set forth in their report thereon, which financial statements and report are included elsewhere in this Registration Statement. These consolidated financial statements are included in reliance on their report, given on their authority as experts in accounting and auditing.

                        CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

      We changed our independent auditors from Enrhardt, Keefe, Steiner & Hottman, 7079 E.
Tufs Ave., Suite  400,  Denver,  Colorado  80237-24843  to Kenneth Lieberman, CPA, P.A.,
9690 West Sample Road, Suite 202, Coral Springs,  Florida  33065.  There has been no disagreement with any auditor about any item.  No adverse opinion, disclaimer of opinion or opinions qualified or modified as to any uncertainly, audit scope or accounting has been rendered, issued or expressed, during the two preceding years or at any time.  During the two most recent fiscal years and any subsequent interim period preceding the change, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter in its reports

                               INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
AND THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000

  Consolidated Balance Sheets

  Consolidated Statements of Operations

  Consolidated Statement of Cash Flows

  Consolidated Statements of Stockholders' Equity (Deficit)

  Notes to Consolidated Financial Statements

                                    Idial Networks, Inc.
                                      And Subsidiaries

                             Consolidated Financial Statements

                                 December 31, 2000 and 1999
                                 and June 30, 2001 And 2000

                                    IDIAL NETWORKS, INC.
                                      AND SUBSIDIARIES

                                     TABLE OF CONTENTS

                                 Auditors' Reports

                                 Consolidated Balance Sheet

                                 Consolidated Statement of Operations

                                 Consolidated Statement of Cash Flow

                                 Consolidated Statement of Stockholder's Equity

                                 Notes to Consolidated Financial Statements

Kenneth Lieberman C.P.A., P.A.                                     (954) 971-8020
4400 W. Sample Road, Suite 216                                    Fax (954) 971-1623
Coconut Creek,  FL. 33077

      To the Board of Directors and Stockholders
      IDial Networks, Inc.
      The Woodlands, Texas

      We have audited the accompanying  consolidated  balance sheet of IDial Networks,  Inc.
      and  Subsidiaries as of December 31, 2000 and the related  consolidated  statements of operations,  stockholders  equity  and cash  flows for the period  then  ended.  These
      financial  statements  are  the  responsibility  of  the  Company's  management.   Our
      responsibility  is to express an opinion on these  financial  statements  based on our audit.

      We conducted our audit in  accordance  with  generally  accepted  auditing  standards.
      Those  standards  require  that we plan and  perform  the audit to  obtain  reasonable assurance  about whether the financial  statements are free of material  misstatement.
      An audit  includes  examining,  on a test basis,  evidence  supporting the amounts and disclosures  in the  financial  statements.  An  audit  also  includes  assessing  the accounting  principles' used and significant estimates made by management,  as well as evaluating the overall  financial  statement  presentation.  We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred  to  above  present  fairly,  in all material respects, the consolidated financial  position of  IDial  Networks,  Inc  and
      Subsidiaries  as of December 31, 2000 and the results of their  operations,  and their cash flows for the period then ended, in conformity with generally accepted accounting principles.

      The  accompanying  financial  statements  have been prepared  assuming that the company will  continue  as a  going  concern.  As  discussed  in  Note  11 to the  consolidated financial  statements,  the Company has suffered  recurring  losses from operations and has a working  capital  deficiency  that raise  substantial  doubt about its ability to continue as a going  concern.  Management's  plans in regard to these  matters are also described  in Note  11.  The  consolidated  financial  statements  do not  include  any adjustments that might result from the outcome of this uncertainty.

      As discussed in Note 13 to the  consolidated  financial  statements,  the  consolidated financial  statements have been restated to reflect the Company's  change in its method of accounting for business  combinations  and to correct an error in the value assigned to common stock issued to consultants, officers and directors.

      Kenneth Lieberman CPA, PA.
      Coconut Creek, Florida

      July 19, 2001, except for Note 13, as to which the date is November 6, 2001

                                INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
iDial Networks, Inc.
Dallas, Texas

We have audited the accompanying balance sheet of iDial Networks, Inc as of December 31,
1999 and 1998, and the related statements of operations, accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the
Company's management. Our
responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iDial Networks, Inc. as of December 31, 1999 and 1998
and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting
principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the
Company's history of operating losses raise substantial doubt about its ability to continue as a going concern. Management's
plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC
March 6, 2000
Denver, Colorado

                                    IDIAL NETWORKS, INC.
                                      and SUBSIDIARIES
                                CONSOLIDATED BALANCE SHEETS

                                                                        December 31               June 30
                                                                    2000            1999            2001
                                                                  (restated)                     (restated)
-----------------------------------------------------------------------------------------------------------
                                                                                                (Unaudited)

                                                Assets
Current assets
  Cash and cash equivalents                                         $ 67,410       $ 11,481        $ 75,499
  Accounts receivable - trade                                         51,531         26,614          68,330
  Marketable securities                                               31,200                         31,200
  Other receivables                                                  105,000        100,000         108,906
  Inventory                                                           10,000                         10,000
------------------------------------------------------------------------------------------------------------
    Total current assets                                             265,141        138,095         293,935
------------------------------------------------------------------------------------------------------------

Fixed assets (net)                                                 2,576,928        255,587       2,067,185
------------------------------------------------------------------------------------------------------------

  Notes Receivable                                                                                   10,000
  Intangibles, net                                                 7,254,636        215,000       6,467,508
  Deposits                                                            52,618          8,855          52,597
------------------------------------------------------------------------------------------------------------
    Total other assets                                             7,307,254        223,855       6,530,105
------------------------------------------------------------------------------------------------------------

Total assets                                                     $10,149,323      $ 617,537     $ 8,891,225
============================================================================================================

                                          Liabilities and Stockholder's Equity (Deficiency)

Current liabilities
  Accounts payable                                               $ 1,186,824       $347,445      $ 2,189,916
  Advances from stockholder's                                                       119,100                -
  Accrued consulting fees                                                            55,000                -
  Accrued wages                                                                      25,000
  Accrued interest                                                    49,786                          46,451
  Deferred revenue                                                    31,256                          84,349
  Current portion of long-term debt                                  111,623         96,416        1,719,360
------------------------------------------------------------------------------------------------------------
Total current liabilities                                          1,379,489        642,961        4,040,076
------------------------------------------------------------------------------------------------------------

Long-term liabilities
  Advances from stockholder's & related parties                      1,624,103              -                -
  Notes Payable                                                       16,435         26,741           11,504
  Capital Leases Payable                                              98,439        121,644           63,486
------------------------------------------------------------------------------------------------------------
Total long-term liabilities                                        1,738,977        148,385           74,990
------------------------------------------------------------------------------------------------------------
Total liabilities                                                  3,118,466        791,346        4,115,066

Commitments

Common stock, $.001 par value, 100,000,000 shares
 authorized, 87,144,454 shares issued and
 outstanding in 2001 and 2000, 37,085,000 shares
 issued and outstanding in 1999.                                      87,144         37,085           87,144
Preferred Stock, no par value, 30,000,000 shares
 authorized, no shares issued and outstanding.                                            -                                                                  -
Additional paid in capital                                        16,956,020        643,915       16,956,020
Accumulated deficit                                               (9,970,307)      (854,809)     (12,225,005)
Accumulated other comprehensive income (loss)                        (42,000)                        (42,000)
------------------------------------------------------------------------------------------------------------
Stockholder's equity (deficiency)                                  7,030,857       (173,809)       4,776,159
------------------------------------------------------------------------------------------------------------

Total liabilities and stockholder's equity (deficiency)          $10,149,323      $ 617,537      $ 8,891,225
============================================================================================================

The accompanying notes and independent auditor's report should be read in conjunction with the consolidated financial statements.

                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 For the Years Ended December 31,      For the 6 Months ended June 30,
                                                       2000          1999                     2001           2000
                                                    (restated)                             (restated)
----------------------------------------------------------------------------------------------------------------------
                                                                                          (unaudited)    (unaudited)

Sales                                              $ 1,796,897    $ 1,575,826              $ 2,671,311       $ 814,232
Cost of Sales (exclusive of depreciation)            1,607,831      1,388,703                2,891,987         854,366
Depreciation                                           461,743        113,333                  500,722         149,679
----------------------------------------------------------------------------------------------------------------------

Gross Profit (Loss)                                   (272,677)        73,790                 (721,398)       (189,813)

Selling, general and administrative expens           8,686,191        543,896                1,495,881         585,921
----------------------------------------------------------------------------------------------------------------------
Net operating loss                                  (8,958,868)      (470,106)              (2,217,279)       (775,734)

Other expenses
  Interest expense                                    (156,630)       (90,654)                 (37,419)        (38,931)
----------------------------------------------------------------------------------------------------------------------

Net loss                                            (9,115,498)      (560,760)              (2,254,698)       (814,665)

Other comprehensive loss
  Unrealized loss on available-for-sale
   securities                                          (42,000)                                      -
----------------------------------------------------------------------------------------------------------------------

Comprehensive loss                                $ (9,157,498)    $ (560,760)            $ (2,254,698)     $ (814,665)
======================================================================================================================

Net Loss Per Share                                     $ (0.19)       $ (0.07)                 $ (0.03)        $ (0.02)

Weighted Average per Common Share                   48,479,304      7,744,452               87,144,454      37,085,000

Pro Forma Net Loss Per Share                           $ (0.19)       $ (0.08)                 $ (0.02)        $ (0.03)
======================================================================================================================

Pro Forma weighted average common and
 common potential shares                            49,393,938     10,088,202              105,894,454      37,999,634
======================================================================================================================

The accompanying notes and independent auditor's report should be read in conjunction with the consolidated financial statements.

                  CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)

                                                 Woodcom International, Inc.
                                                     (prior to merger)                             Idial Networks, Inc.
                                                -----------------------------   --------------------------------------------------------------------------
                                                                                        (formerly Desert Springs Acquisition Corp.)
                                                -----------------------------   -----------------------------
                                                 Common Stock $.01 par value    Common Stock $.001 par value
                                                -----------------------------   -----------------------------
                                                                                                                                 Accumulated          Total
                                                                  Additional                       Additional                      Other          Stockholder's
                                                                    paid-in                          paid-in    Accumulated     Comprehensive        Equity
                                                Shares   Amount     Capital      Shares   Amount     Capital      Deficit       Income (Loss)     (Deficiency)
-------------------------------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                       2,000   $ 20        $ 280                                      $  (294,049)                       $ (293,749)
Exchange of all the outstanding common stock
 of Idial Networks, Inc. (formerly Desert
 Springs Acquisition Corp.) and the related
 charge to retained earnings to effect the
 merger of the companies                        (2,000)   (20)        (280)  36,015,000  $36,015      292,285                                      $  328,000
Stock issued for retirement debt                                                170,000      170       55,930                                          56,100
Stock issued for fixed assets                                                   380,000      380      124,620                                         125,000
Stock issued for intangible assets                                              500,000      500      164,500                                         165,000
Stock issued for consulting services                                             20,000       20        6,580                                           6,600
Net Loss                                                                                                           (560,760)                         (560,760)
-------------------------------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1999                                                   37,085,000   37,085      643,915      (854,809)                         (173,809)
Stock issued with acquistion - Whoofnet.com, Inc.                            19,787,000   19,787    8,080,213                                       8,100,000
Stock issued with acquistion - 2 Sendit.com, Inc.                             8,399,994    8,400    1,960,559                                       1,968,959

Stock issued to officers & directors                                          5,908,460    5,908    1,748,976                                       1,754,884

Stock issued for consulting services                                         15,964,000   15,964    4,522,357                                       4,538,321
Other comprehensive losses                                                                                                           (42,000)         (42,000)

Net loss from operations                                                                                         (9,115,498)                       (9,115,498)
-------------------------------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2000 (restated)                                        87,144,454   87,144   16,956,020    (9,970,307)         (42,000)       7,030,857

(Unaudited):

Net loss                                                                                                         (2,254,698)                       (2,254,698)
-------------------------------------------------------------------------------------------------------------------------------------------------------------

Balance, June 30, 2001 (restated)                         $ -          $ -   87,144,454 $ 87,144 $ 16,956,020  $(12,225,005)      $  (42,000)     $ 4,776,159
=============================================================================================================================================================

* Woodcom International, Inc. stockholders received 30,930,000 shares of Idial Networks, Inc. (formerly Desert Springs Acquisition Corp.)
 upon the merger of the Companies; 5,085,000 shares (as adjusted for the stock split) were previously issued to Idial Networks, Inc.
 (formerly Desert Springs Acquisition Corp.) stockholders.

The accompanying notes and independent auditor's report should be read in conjunction with the consolidated financial statements.

                            CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          For the Years Ended December    6 Months ended June 30,
                                                            2000 (restated)     1999     2001 (restated)   2000
-------------------------------------------------------------------------------------------------------------------
                                                                                          (unaudited)   (unaudited)

Cash flow from operating activities
   Net loss                                                  $ (9,115,498)  $ (560,760) $ (2,254,698)   $ (814,665)
Adjustments to reconcile net loss to net cash
 used in operating activities
    Writeoff of accrued interest                                                60,000
    Stock issued for services                                   4,538,321       69,600
    Stock issued for compensation                               1,754,884
   Write off of loan acquisition costs                                          16,765
    Depreciation                                                  596,220      113,333       516,374       149,679
    Amortization                                                  616,647                    787,128
Changes in assets and liabilities
    Accounts receivable                                            (3,661)    (109,562)      (16,799)      (41,236)
    Other receivables                                            (105,000)                    (3,906)       75,322
    Inventory                                                      (8,000)
    Deposits                                                      (27,596)       2,154            20        (3,499)
    Accounts payable                                            1,029,200      317,224     1,003,093       170,692
    Accrued expenses                                              (30,214)      60,000        (3,336)      (35,715)
    Deferred revenue                                               31,256                     53,093
-------------------------------------------------------------------------------------------------------------------
         Net cash used in operating activities                   (723,441)     (31,246)       80,969      (499,422)
-------------------------------------------------------------------------------------------------------------------
Cash flow from investing activities:
    Purchase of property and equipment                            (26,700)     (26,651)       (6,630)      (73,901)
    Acquisition of subsidiaries, net of cash acquired             129,702
    Notes receivable                                                    -                    (10,000)
-------------------------------------------------------------------------------------------------------------------
       Net cash from (used in) investing activities               103,002      (26,651)      (16,630)      (73,901)
-------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
    Proceeds from issuance of long term debt                                    35,000
    Payment of long term debt                                      (7,920)     (16,371)      (56,250)      759,532
    Stockholder loans                                             757,662
    Proceeds from issuance of common stock                        100,000
    Net(repayment to) advances from members                             -      (67,744)                    (58,450)
    Payments of long term capital lease                          (173,374)                         -       (67,931)
-------------------------------------------------------------------------------------------------------------------
      Net cash provided from (used in) financing
       activities                                                 676,368      (49,115)      (56,250)      633,151
-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents               55,929     (107,012)        8,089        59,828
Cash and cash equivalents beginning of period                      11,481      118,493        67,410        11,481
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents end of period                          $ 67,410     $ 11,481      $ 75,499      $ 71,309
===================================================================================================================

Supplemental Disclosures of Cash Flow Information:

                                                                               December 31                   June 30
                                                                          2000            1999          2001         2000
                                                                       (restated)                    (restated)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                     (unaudited)  (unaudited)

Cash paid during the year for:
  Interest                                                             $ 156,630         $ 30,654      $ 20,447     $ 38,931
  Income Taxes                                                                 -                -             -            -

Supplemental Schedule of noncash investing and
financing activities:

Property and equipment acquired under capital lease obligations        $ 117,544        $ 169,601           $ -     $ 84,092

Issuance of common stock in connection with acquisition of
subsidiaries                                                        $ 10,068,959              $ -           $ -          $ -

Issuance of common stock by a stockholder for satisifaction of
Property and equipment obligations incurred by the Company
recorded as advances from stockholders and related parties             $ 190,265              $ -           $ -          $ -

Issuance of common stock by a stockholder for satisifaction of
Obligations incurred by the Company in connection with services rendered to the Company recorded as advances from stockholders
and related parties                                                    $ 557,076

During the year ended December 31, 1999, the Company transferred common stock effecting assets and liabilities as follows:

                           Description                               Fair Value
-----------------------------------------------------------------------------------------------------------------------------

Acquisition of intangible assets in the form of a trade mark           $ 215,000

Issuance of common stock in connection with the acquisition
 of telephony equipment                                                  125,000

Issuance of common stock to settle the balance due of notes
 payable related to the acquisition of computers and
 telephony equipment.                                                    404,474

Forgiveness of accounts receivable in connection with stock
 transactions                                                           (170,097)

Issuance of common stock in settlement of accrued interest
 related to the notes listed above                                        77,969

Issuance of common stock in connection with stock
 subscription receivable                                                 100,000

The accompanying notes and independent auditor's report should be read in conjunction with the consolidated financial statements.

                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information pertaining to the six-month periods ended June 30, 2001 and 2000 are unaudited)

Note 1 - Organization, Summary of Significant Accounting Policies and Principal Business
Activity

Organization, Principal Business Activity and Principles of Consolidation

The consolidated financial statements include the accounts of Idial Networks, Inc., (Idial)
and it's wholly owned subsidiaries, Whoofnet.com, Inc, (Whoofnet) and 2Sendit.Com, Inc.
(2Sendit) (collectively the Company). All significant inter-company transactions and balances have been eliminated. (See note 8 for stock split).

The Company provides Internet-based services including voice telecommunication to customers around the world.  The Company operates selected communication services, including phone cards and Internet enabled telephony.  The Internet triggered calls combine the flexibility of a computer (on-line billing and call records) with the low tariffs of USA based carriers via calling centers or direct from home anywhere in the world.

Woodcomm, LLC was established in May 1997 in the state of Nevada and began commercial operations in June 1998 as a facilities-based wholesale provider of international long-distance telephone services into South East Asia from the United States. In April
1999, Woodcomm, LLC was reorganized changing from an LLC to a Nevada Corporation, Woodcomm
International, Inc. (WCI).

In December 1999, Desert Springs Acquisition Corporation (Desert Springs), a Colorado
corporation acquired all of the issued and outstanding common shares of WCI in exchange for
30,930,000 shares of common stock of Desert Springs.  For financial reporting purposes, the business combination was accounted for as an additional capitalization of WCI (a reverse acquisition with WCI as the acquirer).  WCI is considered the surviving entity.  The historical financial statements prior to the merger are those of WCI.  Desert Springs' only assets and liabilities consisted of a liability for $80,346, which was not assumed in the merger. The former shareholders of Desert Springs owned approximately 14% of the common stock after the merger.

In January 2000, Desert Springs moved its state of incorporation from Colorado (with
500,000,000 shares of common stock authorized, $.0001 par value) to Nevada (with
100,000,000 shares of common stock authorized, $.001 par value) and changed its name to
Idial Networks, Inc. (a Nevada corporation).

On August 7, 2000, Idial acquired 100% of the stock of Whoofnet in exchange for the issuance of approximately 19.8 million shares of Idial common stock with a fair market value of $8,100,000. The acquisition was accounted for using the purchase method and accordingly the purchase price has been allocated to the assets acquired aggregating $
2,479,365 and the liabilities assumed aggregating $ 104,353 based on their estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired, totaling approximately $5.7 million, has been recorded as goodwill and is being amortized using the straight-line method over 5 years. The operating results of this acquisition are included in the Company's consolidated results of operations from the date of acquisition.

Whoofnet is a next generation Internet Company designed for direct selling. The company was formed under the laws of Florida on March 6, 2000.  The major product is an Internet portal for use by the general public.  The Company has recently completed its field-testing and management plans to begin sales within the next several months.  All costs associated with the startup phase of the
organization has been expensed in the current period as per Statement of Position  98-5.

Whoofnet also formed 6 subsidiary Delaware Corporations between the months of March and May
2000, and 2 foreign subsidiary corporations for the operations of various aspects of its business.

1)  Whoofbiz, Inc. organized in March 2000 is planned to provide small business services, which includes a 24-hour customer service center, product fulfillment, merchant account fulfillment, and low cost high quality telecommunications services.

2)  Whoofhealth, Inc.  sells its own homeopathic herbal branded products to the general public.  The product is marketed through various media including TV, Direct Sales and the
Internet.  The Company was organized April 28, 2000.

3)  Whoofmail, Inc. was organized to provide free multilingual email services to be offered to the  general  public, in order to build the customer base.  The Company was organized
April 28, 2000.

4)  Whoofmall, Inc. will provide a shopping mall on the Internet, whereby other vendors can  advertise  and  sell  their  products  to the general public.  The Company will receive its revenue through various services offered to the vendors who are  participating in  the  mall.  The Company was organized  May 2000.

5)  Whoofmusic.com, Inc. was created to sell its own label specializing in music from the
60's, 70's, 80's and 90's and related products.  Marketing will be done through  TV  Press media and the Internet.  The Company was organized May 2000.

6)  Whooftelco, Inc. will be a low cost high quality telecommunications provider to the
European  and Asian wireless community and to the low cost domestic and international calls  customer  in the United States.  The Company was organized March 2000.

7) Whoofnet.Com AC is a Swedish corporation that was formed on January 16, 2001 subsequent to the year-end. The purpose is to  act  as  the  European  call  center  for
Whoofnet.Com. The Company received a $10,000,000 grant from the Swedish Government to provide the development and expansion of a telephone customer call center for the Swedish government..

8) Whoofstore.Com    AB was formed on January 16, 2000 is also a Swedish corporation as a duty free  sales  center.  Management estimates that the licenser granting the Company a tax-free status has a market value between $5 to 10 million US dollars.

As of the date of these financial statements none of the subsidiaries were active or funded.

On October 12, 2000 Idial acquired 100% of the stock of 2sendit in exchange for the issuance of  approximately 8.4 million shares of Idial common stock with a fair market value of $1,968,959. The acquisition was accounted for using the purchase method and accordingly the purchase price has been allocated to the assets acquired aggregating $
204,132 and the liabilities assumed aggregating  $166,468 based on their estimated fair values at the date of acquisition. The excess of purchase price over their estimated fair value of the net assets acquired, totaling approximately $1.9 million, has been recorded as goodwill and is being amortized using the straight-line method over 5 years. The operating results of this acquisition are included in the Company's consolidated results of operations from the date of acquisition.

2sendit provides a marketing service by advertising the products and services through a variety of media with a primary focus on the use of fax mail, direct mail  and  email.  In addition the company provides ancillary services, which include  the  sales  of  mailing lists,  and  consultation  services.

The primary customer has been the investment market but the company has recently expanded its integration into the general business market.

The following summary, pro forma, unaudited data of the Company reflects the acquisitions of Whoofnet and 2Sendit as if they had occurred on January 1, 2000 and 1999, respectively:

                                              Pro forma (Unaudited)
                                              ---------------------
                                            Fiscal                Fiscal
                                            ------                ------
                                             2000                  1999

Sales                                     $2,173,583            $1,827,301

Net Loss                                ($11,035,991)          ($2,330,478)

Net Loss Per Common Share                      ($.30)                ($.23)

Interim Financial Statements

The accompanying unaudited interim financial statements include all adjustments  (consisting of normal recurring  adjustments),  which in the opinion of management,  are necessary for a fair presentation of the results of the interim periods shown.

Concentration of Credit Risk

The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash and accounts receivable.  Additionally, the Company maintains cash balances in bank deposit accounts, which, at times, may exceed federally insured limits. During the year ended December 31, 1999, predominantly all of the Company's sales were generated from one company whose accounts receivable balance at December 31, 1999 aggregated  $20,611 or 77% of total trade accounts receivable.

Cash and cash equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Marketable Securities

Marketable securities consist of common stock.  Marketable securities are stated at market value as determined by the most recently traded price of each security at the balance sheet date. By policy, the Company invests primarily in high-grade marketable securities. All marketable securities are defined as trading securities or available-for-sale securities under the provisions of the Statement of Financial Accounting Standards No. ("SFAS") 115,
"Accounting for Certain Investments in Debt and Equity Securities."

Management determines the appropriate classification of its investment in marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and unrealized holding gains and losses are included in earnings. Available-for-sale securities are carried at fair value with the unrealized gain and losses, net of tax, reported as a separate component of other comprehensive loss. The cost of investments sold is determined on the specific identification or the first-in-first-out method.

Advertising Costs

The Company expenses advertising costs as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Property and Equipment

Property and equipment are stated at cost, equipment under capital leases are stated at the lower of fair market value or net present value of minimum lease payments at inception of the leases.  Depreciation is computed using the straight-line method over the estimated useful lives or lease terms of the related assets.

Goodwill and Other Intangible Assets

Goodwill and other Intangible assets are amortized over 5 years using the straight line method and consist of trademarks aggregating $215,000 as of December 31, 1999 and 2000 and
June 30, 2001 net of accumulated amortization of $43,000 and $64,500 as of December 31,
2000 and June 30, 2001, respectively. In addition, goodwill aggregating $7,656,283 as June
30, 2001 and  December 31, 2000 arising from business acquisitions during the year ended
December 31, 2000, accounted for under the purchase method, net of accumulated amortization of  $1,339,275 and $573,647 as of June 30, 2001 and December 31, 2000 are also included.

Revenue Recognition

The Company has adopted the SEC Staff Accounting Bulletin  (SAB) No. 101 - Revenue
Recognition in Financial Statements in January 2000 as its formal guidelines for the recognition of revenue. The effect of this adoption has had no effect on the financial statements because past revenue recognition practices followed the precepts of SAB 101.

The Company sells long distance service through a network of various distributors. The consumer of the product receives a credit card representing a prepaid set of minutes allowing them access to long distance telephone services. In addition to a fixed amount of time allotted to each prepaid calling card, each card has a three (3) month life before the unused minutes expire. Revenue is initially recognized in the fiscal period when the individual cards are used for their intended purpose. As cards expire, based on their
3-month life, the balances of the remaining unused funds are recognized as revenue in the period of expiration. Un-expired cards with balances are recorded as deferred revenue.

The Company recognizes revenue from its marketing services, when the services contracted for are completed. In some circumstances, contracts will require services to be performed over a period of two months  In those cases, fees are specifically identified with the various services to be provided and revenue is recognized as each of the individual tasks are completed.  Funds received as deposits from future services are recorded as deferred revenues.

Revenue from product sales are recognized when the products are shipped.  Due to the nature of the product, customers are not given the right to return product. Therefore, management has elected not to allow for a reserve for future returns.

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued expenses approximate fair value as of December 31, 2000, as a result of the relatively short maturity of these instruments.

The fair value of the notes payable approximate the carrying value as both the stated rate and discount rate on the notes approximates the estimated current market rate.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered.  The
Company looks primarily to the undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired.  At December 31, 1999, 2000 and June 30, 2000 and 2001 the Company determined there was no impairment.

Income Taxes

The Company employs the liability method of accounting for income taxes pursuant to SFAS
No. 109 "Accounting for Income Taxes," under which method the Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse.  The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The Company provides a valuation allowance that reduces deferred tax assets to their net realizable value.

Net Loss Per Share and Pro forma Net Loss Per Share

The Company  computes net loss per share in accordance  with the provisions of SFAS No. 128,
"Earnings Per Share"  ("SFAS 128").  Under the  provisions of SFAS 128,  basic  earnings per share  (EPS) is  computed by  dividing  the net loss from  operations  for the period by the weighted  average number of common shares  outstanding for the period.  Diluted EPS reflects the  potential  dilution  that could occur from common stock  issuable  through  stock based
compensation  including  stock  options,   restricted  stock  awards,   warrants  and  other
convertible securities. Diluted EPS is not presented since the effect is antidilutive.

Pro forma net loss per share is calculated by dividing the pro forma net loss by the weighted average number of common shares outstanding. During July 2001, the Company issued a convertible note and warrants to acquire shares of the Company's common stock to the note holder (see Note 12).  In accordance with SAB No. 98, the pro forma net loss per share has been presented to reflect the dilutive effect of the convertible note and related warrants.
 Pro forma net loss has been adjusted for interest expense on the convertible debt. For purposes of this computation shares of common stock and shares of common stock issuable upon the exercise of warrants to purchase common stock and conversion of debt to common stock have been included in the weighted average number of shares outstanding for all periods presented utilizing the treasury stock or if converted method, as appropriate.

In December 2000 the company issued a two-for-one stock split effected in the form of a
100% stock dividend. Previously reported shares have been retroactively restated (See note
8).
Reclassification

The consolidated statement of operations for the year ended December 31, 1999 and six-month period ended June 30, 2000 have been reclassified to conform to the presentation for the year ended December 31, 2000.

Recently Issued Accounting Pronouncements

The Company  does not believe  that any  recently  issued but not yet  effective  accounting standards, have a material effect on the Company's consolidated financial position,  results of  operations  or cash flows  except for the effect of adoption of SFAS No. 142,  "Goodwill and Other  Intangible  Assets"  ("SFAS No. 142") which  effect has not yet been  determined.
SFAS No. 142  addresses  the financial  accounting  and reporting for acquired  goodwill and other intangible  assets. It addresses how intangible assets that are acquired  individually or with a group of other assets (but not those  acquired in a business  combination)  should be accounted for in financial  statements  upon their  acquisition.  SFAS 142 also addresses how  goodwill  and other  intangible  assets  should be  accounted  for after they have been initially  recognized  in the  financial  statements.  The  Company  will  be  adopting  the provisions of this new standard beginning with  the first quarter of 2002.

During June 2001 SFAS No. 141, "Business  Combinations" ("SFAS No. 141") was released.  This standard  addresses  financial  accounting  and  reporting  for business  combinations.  All business  combinations within the scope of SFAS 141 are to be accounted for using one method
- the  purchase  method.  The  provisions  of SFAS 141  apply to all  business  combinations initiated  after  June 30,  2001.  Use of the  pooling  - of -  interests  method  for those business combinations is prohibited.  It also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later.

Note 2 - Property and Equipment

Property and equipment consists of the following:

                                                   December 31,         June 30, 2001     Estimated
                                                2000            1999       (unaudited)    Useful
                                                                                          Life or
                                                                                          term of lease
                                                                                          --------------

Telephony equipment......................     $ 440,158     $ 137,158    $   446,433      2 to 5 years
Computers and equipment.................        729,714       277,893        729,714      5 years
Software.................................     1,996,614                    1,996,614      3 years
Furniture & Fixtures.....................       159,876                      159,876      5 years
                                              ---------     ----------   -----------
                                              3,326,362        415,051     3,332,637
      Less accumulated depreciation...         (749,434)      (159,464)   (1,265,452)
                                              ---------     ----------    ----------
                                             $2,576,928     $  255,587   $ 2,067,185
                                             ==========     ==========   ===========

Property and  equipment  includes  assets  acquired  under  capital  leases in the aggregate amount of  $161,139 as of December  31, 1999 and  $278,683 as of December  31, 2000 and June
30, 2001 net of accumulated  depreciation of $ 71,955,  $164,849 and $211,297 as of December
31, 1999 and 2000 and June 30, 2001, respectively.

Note 3 - Marketable Securities

The following is a summary of available-for-sale securities:

                           December 31, 2000                     June 30, 2001
                                                                  (unaudited)
                           Cost   Fair      Gross              Cost       Fair       Gross
                                  Market    Unrealized                    Market     Unrealized
                                  Value     Holding                       Value      Holding
                                            Loss                          Loss
------------------------------------------------------------------------------------------------

Equity Securities       $73,200   $31,200   $42,000         $73,200       $31,200    $42,000
                        =======   =======   =======         =======       =======    =======

The Company's marketable securities were acquired in connection with the Whoofnet acquisition. There were no investments in marketable securities during the year ended
December 31, 1999. The Company did not have any trading securities at December 31, 2000 or
June 30, 2001. There were no sales of available-for-sale securities during the year ended
December 31, 2000 or the six month period ended June 30, 2001. Accumulated other comprehensive income (loss) included in stockholder's equity (deficiency) at December 31,
2000 and June 30, 2001 includes an unrealized holding loss, net of related tax effect, on available-or-sale securities of $42,000.

Note 4 - Long-Term Debt

Long-term debt consists of the following:            December 31,          June 30, 2001
                                                  2000         1999         (unaudited)
                                                ---------    ---------     -------------
Capital leases with monthly installments
   totaling $12,292 and $3,295 at June 30, 2001
   and December 31, 2000 and $3,295 at
   December 31, 1999, including  interest at
   23% per annum and expiring at various dates
   through August 2003.                         $ 202,641    $ 213,025     $ 150,541
Equipment note payable in monthly
    installments of $795 including
    interest at 12.9% expiring May 2003.           23,856       31,776        19,706
Stockholder loans payable issued with
interest payable annually at 7% per annum.
(see note 5)                                    1,624,103                  1,624,103
                                                ---------    ---------     ---------
                                                1,850,600      244,801     1,794,350

Less current portion                              111,623       96,416
                                                ---------    ---------

1,719,360
----------

Long Term Debt                                 $1,738,977    $ 148,385     $  74,990
                                               ==========    =========     =========

Maturities of long-term debt as of December 31, 2000 are as follows:

                                            Long-Term       Capital
      Year Ending December 31,                Debt          Leases       Total
      --------------------------------    --------------  -----------  ---------
            2001                           $    7,421      $ 147,401   $ 154,822
            2002                               12,588         63,606      76,194
            2003                                3,847         44,194      48,041
                                          --------------  ----------   ---------
                                               23,856       255,201      279,057
      Less amount
      representing interest                                 (52,560)     (52,560)
                                         --------------   ---------    ---------
                                               23,856       202,641      226,497
      Less current portion                   (7,421)     (104,202)    (111,623)
                                            ---------     ---------    ---------
                                              $16,435     $  98,439     $114,874
                                           ==========     =========    =========

Note 5 - Stockholder Loans Payable

The Company  received loans from  stockholders  to fund  operations.  The loans are interest bearing  at 7% per  annum  and  are  convertible  at the  option  of the  stockholders  into restricted  common stock at the current market price less 20% at the time of conversion.  As of December  31, 1999 the loans from  stockholders  totaled  $186,844 and as of December 31,
2000 and June 30, 2001 totaled  $1,624,103.  The debt has been  reclassified as long-term at
December 31, 2000 since the stockholders had entered into an agreement during October,  2000 that requires the Company to convert the obligation into equity  securities or to repay such obligation on January 15th 2002.

Note 6 - Income Taxes

The tax effect of loss carry forwards and the valuation allowance that gives rise to deferred tax assets are as follows:

                              December 31,       December 31,      June 30,
                                 2000               1999             2001
                                 ----               ----             ----
                                                                  (unaudited)

Net operating loss
 carry forwards               $1,501,846          $128,221        $1,840,050
Less valuation allowance     ($1,501,846)        ($128,221)      ($1,840,050)
                             -----------------------------------------------

Deferred tax assets           $    -0-           $    -0-         $    -0-
                             ===============================================

As of December 31, 2000, the Company had net operating loss carry forwards available to
offset future taxable income of approximately   $9,970,000, which expire in various years
through 2015. Between December 1999 and December 2000 the Company completed a reverse merger and two acquisitions in exchange for common stock. Under section 382 of the Internal
Revenue Code (the "Code") these activities effected an ownership change and thus may severely limit, on an accrual basis, the Company's ability to utilize its net operating loss carry forwards. The Company uses the lowest marginal U.S. corporate tax rate of 15% to determine deferred tax amounts and the related valuation allowance because the Company has had no taxable earnings through June 30, 2001.

The  reconciliation  of income tax benefit  resulting from applying US federal statutory tax rates to pretax loss and the reported amount of income tax benefit is as follows:

                                          For the year ended           For the period ended
                                             December 31,                     June 30,
                                         2000            1999         2001              2000
----------------------------------------------------------------------------------------------
                                                                   (unaudited)      (unaudited)

Tax benefit at federal statutory
 rate of 15%                         $1,373,625        $84,114      $336,550         $122,200

Increases in valuation allowance    $(1,373,625)      (84,114)     (336,550)        (122,200)
---------------------------------------------------------------------------------------------

                                        $-0-               $ -0-            $-0-      $-0-
=============================================================================================

For the year ended  December 31, 2000 and six month period ended June 30, 2001,  the Company and each of its'  subsidiaries had losses.  Idial,  Whoofnet and 2Sendit each file their own tax return.

Note 7 Commitments

      The Company  leases  office space and furniture  and  equipment  under  non-cancelable operating leases, which expire at various dates  through July 2003.

      Rent expense charged to operation under the operating  leases was $149,146 and $41,954 for the years ended  December 31, 2000 and 1999,  respectively,  and $85,573 and $74,598 for the six-month periods ended June 30, 2001 and 2000 respectively.

Future minimum  obligations under the  non-cancelable  operating leases at December 31, 2000 are as follows:

December 31,  2001       -      $ 55,700
              2002       -        29,960
                                --------
             Total       -      $ 85,660
                                ========

Note  8- Common Stock

As of  January  1,  1999  the  financial  statements  have  been  restated  to  reflect  the recapitalization pursuant to the Desert Springs reverse merger transaction.

Effective December 15, 2000, the Company's Board of Directors approved a 2 for 1 stock split whereby the number of shares of outstanding common stock increased from 43,572,225 to
87,144,454. A total of $435,722 was reclassified from the Company's additional paid in capital account to the Company's common stock account. All share and per share amounts have been restated to retroactively reflect the stock split.

During December 1999, the stockholders of WCI were issued  22,770,000 shares of common stock in exchange for $165,000 of accrued wages.  Additionally,  various  consultants  were issued common stock in the amount of 7,860,000  shares in exchange for services of $63,000.00.  The fair market value of the common stock on the date of these  issuances was  determined  based on the  consideration  received,  as that amount was more readily  determinable and reliably measurable than the fair market value of the common stock transferred.

The following schedule details the stock issuances during the year ended December 31, 2000:

Transaction                                                                     Common Stock          Additional                      Price
   Date          Recipent              Description                          Shares         Amount  Paid-in-Capital       Total      per share
  08/07/00    Whoofnet.Com (4)      Corporate acquistion                  19,787,000       19,787     8,080,213        8,100,000      0.4094
  10/12/00    2Sendit (3)           Corporate acquistion                   8,399,994        8,400     1,960,559        1,968,959      0.2344
---------------------------------------------------------------------------------------------------------------------------------------------
                                                                          28,186,994       28,187    10,040,772       10,068,959
---------------------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------------------
  08/30/00    Carl Battie (2)       Director Compensation                    800,000          800       415,200          416,000      0.5200
  08/30/00    Supree Wanapun (2)    Director Compensation                     20,000           20        10,380           10,400      0.5200
  08/30/00    Klaus Scholz (2)      Employee Compensation                     40,000           40        20,760           20,800      0.5200
  08/30/00    Mark T Wood  (1)      Employee Compensation                    800,000          800       415,200          416,000      0.5200
  10/16/00    Mark T Wood  (1)      Employee Compensation                  4,000,000        4,000       756,000          760,000      0.1900
  09/25/00    Gerald Lesher (1)     Stock issued for consulting services      80,460           80        42,564           42,644      0.5300
  09/25/00    Kevin Wright (1)      Stock issued for consulting services      40,000           40        21,160           21,200      0.5300
  09/25/00    Supree Wanapun (1)    Stock issued for consulting services     128,000          128        67,712           67,840      0.5300
---------------------------------------------------------------------------------------------------------------------------------------------
                                                                           5,908,460        5,908     1,748,976        1,754,884
---------------------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------------------
  08/30/00    Charlie Macari        Stock issued for consulting services     836,734          837       434,265          435,102      0.5200
  08/30/00    Frank Katana          Stock issued for consulting services       5,160            5         2,678            2,683      0.5200
  08/30/00    Gary Hanson           Stock issued for consulting services       6,664            7         3,458            3,465      0.5200
  08/30/00    Ivana Servalle        Stock issued for consulting services         932            1           484              485      0.5200
  08/30/00    Jeannette Callahan    Stock issued for consulting services       1,904            2           988              990      0.5200
  08/30/00    Joe Spence            Stock issued for consulting services       2,704            3         1,403            1,406      0.5200
  09/25/00    Joseph Alloca         Stock issued for consulting services     128,000          128        67,712           67,840      0.5300
  09/25/00    Julie Crosby          Stock issued for consulting services     128,000          128        67,712           67,840      0.5300
  08/30/00    Karl E. Rodriguez     Stock issued for consulting services     120,000          120        62,280           62,400      0.5200
  09/25/00    Karl E. Rodriguez     Stock issued for consulting services     410,000          410       216,890          217,300      0.5300
  10/16/00    Karl E. Rodriguez     Stock issued for consulting services     500,000          500        94,500           95,000      0.1900
  09/25/00    Kenneth Lieberman     Stock issued for consulting services      80,000           80        42,320           42,400      0.5300
  10/16/00    Lanette J Seifert     Stock issued for consulting services     200,000          200        37,800           38,000      0.1900
  08/30/00    Lazo Sopov            Stock issued for consulting services      13,332           13         6,920            6,933      0.5200
  09/25/00    Louie Sopov           Stock issued for consulting services     120,000          120        63,480           63,600      0.5300
  08/30/00    Maribeth Callahan     Stock issued for consulting services       3,808            4         1,976            1,980      0.5200
  08/30/00    Mark Berman           Stock issued for consulting services       1,332            1           692              693      0.5200
  08/30/00    Mary Callahan         Stock issued for consulting services       1,904            2           988              990      0.5200
  09/25/00    Pamela Zelman         Stock issued for consulting services     800,000          800       423,200          424,000      0.5300
  10/16/00    Pamela Zelman         Stock issued for consulting services     800,000          800       151,200          152,000      0.1900
  09/25/00    Paulina Gidziela      Stock issued for consulting services      40,000           40        21,160           21,200      0.5300
  08/30/00    Richard Borrow        Stock issued for consulting services         664            1           344              345      0.5200
  10/16/00    Richard Borrow        Stock issued for consulting services   2,000,000        2,000       378,000          380,000      0.1900
  08/30/00    Ron Ardt              Stock issued for consulting services     140,000          140        72,660           72,800      0.5200
  09/25/00    Ron Ardt              Stock issued for consulting services     760,000          760       402,040          402,800      0.5300
  08/30/00    Sheba Berkovits       Stock issued for consulting services      13,332           13         6,920            6,933      0.5200
  08/30/00    Stan Majorum          Stock issued for consulting services     105,258          105        54,629           54,734      0.5200
  08/30/00    Tom Callahan          Stock issued for consulting services       1,904            2           988              990      0.5200
  08/30/00    Tom Schutte           Stock issued for consulting services       2,704            3         1,403            1,406      0.5200
  08/30/00    Valeria Servalle      Stock issued for consulting services       1,332            1           692              693      0.5200
  09/25/00    William Stocker       Stock issued for consulting services     410,000          410       216,890          217,300      0.5300
  09/25/00    Ziyon Shaky           Stock issued for consulting services     128,000          128        67,712           67,840      0.5300
  10/16/00    Charlie Macari        Stock issued for consulting services   4,000,000        4,000       756,000          760,000      0.1900
  09/25/00    Daffney Austin        Stock issued for consulting services     200,000          200       105,800          106,000      0.5300
  10/16/00    Daffney Austin        Stock issued for consulting services   2,000,000        2,000       378,000          380,000      0.1900
  08/30/00    David Schild          Stock issued for consulting services         332            0           173              173      0.5200
  10/16/00    David Schild          Stock issued for consulting services   2,000,000        2,000       378,000          380,000      0.1900
---------------------------------------------------------------------------------------------------------------------------------------------
                                                                          15,964,000       15,964     4,522,357        4,538,321
---------------------------------------------------------------------------------------------------------------------------------------------
              Total                                                       50,059,454       50,059    16,312,105       16,362,164
=============================================================================================================================================

              (1) - Officers and directors of Idial.
              (2) - Directors of Idial
              (3) - Conversion ratio of Idial Stock for 2Sendit stock was 32.68:1
              (4) - Conversion ratio of Idial Stock for Whoofnet stock was 1:1
              (5) - All share and market value per share amount have been retroactivly restated to reflect the stock split.

In December 1999, subsequent to the reverse acquisition, the Company issued common shares in exchanged for debt to acquire various assets and in payment of consulting services. In
December 1999, the fair market value of the common stock on the date of these issuances was determined to be $.33 based on the issuance of 300,000 common shares of stock for $100,000 in December 1999. The various stock transactions which occurred in December 1999 are as follows:

The Company issued 170,000 shares of common stock to an equipment vendor and customer in exchange for satisfaction of a note payable and related accrued interest totaling $482,443.
This amount was netted with an accounts receivable balance due the Company which totaled
$120,097. The related equipment's acquisition cost was reduced by approximately $306,000 as a result of this transaction.

The Company issued 500,000 shares of common stock in exchange for an intangible asset in connection with this transaction, the Company also settled an accounts receivable balance of $50,000. The fair value of the intangible assets was determined to be $215,000 and is reflected in the accompanying financial statements.

A consultant was granted 400,000 shares of common stock in exchange for equipment with a fair value of $125,000 and consulting services. The accompanying financial statements reflect $6,600 of consulting expense and the fair value of the equipment as a result of this transaction.

In December 1999, prior to the reverse merger, Idial agreed to transfer 300,000 share of common stock in exchange for $100,000. This amount was received in full in January 2000.

Note 9 - Segment information

The Company has three principal operating segments which are (1) providing Internet-based voice telecommunication to customers around the world, (2) providing a marketing service for various businesses and (3) marketing a next generation Internet Company designed for direct selling to the general public through an internet portal. These operating segments were based on the nature of the product and the services offered. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Companies chief executive officer and chief financial officer have been identified as the chief decision-makers. The
Company's chief operating decision makers direct the allocation of resources to operating segments based on the profitability and cash flow of the respective segments.

The Company has determined that there are two reportable segments (1) providing
Internet-based voice telecommunication to customers around the world and (2) providing a marketing service for various businesses. The other segment was not reported because it does not meet any of the quantitative thresholds under SFAS No. 131 "Disclosures about
Segments of an Enterprise and Related Information".

The accounting policies of the segments are the same as those described in the Summary of significant accounting policies.

The following table summarizes the Company's revenues for the different reportable segments:

                                                      Internet-Based Voice
                                                       Telecommunications      Marketing Services           Other (a)                Total
---------------------------------------------------------------------------------------------------------------------------------------------
                                  December 31, 2000
---------------------------------------------------------------------------------------------------------------------------------------------

Net sales from external customers                          1,728,562                 66,965                    1,370               1,796,897
Intersegment net sales                                                                                                                     -
Gross profit (loss)                                         (323,408)                50,731                                         (272,677)

Net operating loss                                        (8,812,036)              (146,832)                                      (8,958,868)
Interest expense                                             152,523                    771                    3,336                 156,630
Depreciation and amortization                                617,698                 11,089                  584,080               1,212,867
Total assets                                                 665,847                232,238                9,251,238              10,149,323
Capital expenditures                                         104,052                 40,192                                          144,244

---------------------------------------------------------------------------------------------------------------------------------------------
                                 December 31, 1999
---------------------------------------------------------------------------------------------------------------------------------------------

Net sales from external customers                          1,575,826                                                               1,575,826
Intersegment net sales                                                                                                                     -
Gross profit (loss)                                           73,790                                                                  73,790
Net operating loss                                          (470,106)                                                               (470,106)
Interest expense                                              90,654                                                                  90,654
Depreciation and amortization                                113,333                                                                 113,333
Total assets                                                 617,537                                                                 617,537
Capital expenditures                                         196,252                                                                 196,252

---------------------------------------------------------------------------------------------------------------------------------------------
                                   June 30, 2001
---------------------------------------------------------------------------------------------------------------------------------------------

Net sales from external customers                          1,089,466              1,581,845                                        2,671,311
Intersegment net sales                                                                                                                     -
Gross profit (loss)                                       (1,492,964)               771,566                                         (721,398)

Net operating loss                                        (2,351,026)               133,747                                       (2,217,279)
Interest expense                                              35,747                    716                      956                  37,419

Depreciation and amortization                                467,212                 22,178                  814,112               1,303,502
Total assets                                                 115,444                320,336                8,455,445               8,891,225
Capital expenditures                                                                  6,630                                            6,630

---------------------------------------------------------------------------------------------------------------------------------------------
                                   June 30, 2000
---------------------------------------------------------------------------------------------------------------------------------------------

Net sales from external customers                            814,232                                                                 814,232
Intersegment net sales                                                                                                                     -
Gross profit (loss)                                         (189,813)                                                               (189,813)
Net operating loss                                          (775,734)                                                               (775,734)
Interest expense                                              38,931                                                                  38,931
Depreciation and amortization                                149,679                                                                 149,679
Total assets                                                 571,000                                                                 571,000
Capital expenditures                                         157,993                                                                 157,993

(a) Segment information below the quantitative thresholds are attributable to one business unit next generation internet services and corporate headquarters. Corporate headquarters include goodwill recorded as a result of the Whoofnet and 2Sendit

Note 10 - Other Comprehensive Income (Loss)

The pretax and after-tax effects of the components of other comprehensive income (loss) for
2000 are as follows:
                                          Pretax          Tax       After Tax
                                          -------         ---       ---------
Unrealized holding loss on
  Available-for-sale securities          $(42,000)        -0-        $(42,000)

Note 11 - Going Concern

The Company has suffered recurring losses from operations and has a working capital deficiency at December 31, 2000. The Company's financial statements have been prepared on the assumption that the Company will continue as a going concern. Management has instituted a cost reduction program that includes a reduction of labor and fringe benefit costs. In addition the Company has consolidated several of its operations, increased marketing efforts on its product lines, adjusted sales prices of certain products to bring them in line with costs and negotiated more favorable contracts to provide services at more efficient costs. As a result of these efforts sales during the six month period ended June
30, 2001 have improved significantly and management believes that profitability will be achieved in the near future. In addition, during July 2001 the Company issued a convertible note in the aggregate amount of $750,000 and warrants to acquire common stock to the convertible note holder (see note 12), to fund working capital and expansion. If the actions described above are not successful in achieving profitability or additional financing cannot be obtained, the Company would be materially and adversely affected and there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments necessary if the Company becomes unable to continue operations for any reason.

Note 12 - Subsequent Event

On July 6, 2001, the Company issued an 8% convertible note in the principal amount of
$750,000. Net proceeds aggregating $610,250 will be used to fund working capital and expansion. The note is convertible into shares of the Company's common stock, as described in the Convertible Note Purchase Agreement ("the Agreement"). In addition the Company issued warrants to the purchaser of the convertible note to acquire shares of the Company's common stock, as described in the Agreement. The Agreement also provides the purchaser demand and piggyback registration rights.

Note 13 - Restatement of Consolidated Financial Statements

The consolidated financial statements for the year ended December 31, 2000 have been restated to reflect the company's change in its method of accounting for business combinations to be in accordance with Accounting Principles Board Opinion No. 16 ("APB
16"). Pursuant to APB 16, the purchase method requires the reported income of an acquiring corporation include the operations of  the acquired company after acquisition, based on the cost  to the acquiring corporation. The consolidated financial statements have been restated to reflect the operating results of the Whoofnet and 2Sendit acquisitions  from the respective dates of acquisition. The previously issued consolidated financial statements included  in the company's registration statement on  Form SB-2/A filed on
August 2, 2001 included the operating results of Whoofnet for the period from March 6, 2000
(date of inception) to December 31, 2000 and 2 Sendit  for the period from January 1, 2000 to December 31, 2000 in error.  The effect of  the correction on net loss for the year ended December 31, 2000 was a decrease in net loss of $930,732 or $.02 per share. In addition, the consolidated financial statements for the year ended December 31, 2000 included in the company's registration statement on Form SB-2 Amendment No. 2 filed on
October 12, 2001 have been restated to reflect a correction in the computation of goodwill in the amount of $276,476, a correction in the computation of amortization of goodwill of
($165,488) and a correction in the value assigned to common stock issued to consultants, officers and directors  (see Note 8) to record these transactions at their fair market value. The effect of such corrections on net loss for the year ended December 31, 2000 was an increase in net loss of $2,597,102 or $.05 per share. The consolidated financial statements for the six month period ended June 30, 2001 included in the company's Form
10-QSB for the quarter ended June 30, 2001 have been restated to reflect accrued commission expense (aggregating approximately $540,000) not previously  recorded and  the correction of an error in recognizing revenue aggregating approximately $540,000 earned  during the quarter ended September 30, 2001  during the six month period ended June 30, 2001. The effect of the corrections on net loss for the six-month period ended June 30, 2001 was an increase in net loss of  $1,083,947 or $.01 per share.

The effect of the corrections on net loss were as follows:

                      For the year ended December 31, 2000

---------------------------------------------------------------------------------------
                                                                        Net Loss per
                                                    Net Loss              share
---------------------------------------------------------------------------------------

As previously stated on Form SB-2/A
filed August 2, 2001                            $ (7,449,128)           $      (0.25)

Change in method of accounting for
business combinations in accordance with
APB 16                                               930,732                    0.02

Change in net loss per share to reflect
retroactive restatement for stock split                                         0.09
                                                ------------            ------------

As previously stated on Form SB-2
Amendment No.2 filed October 12, 2001             (6,518,396)                  (0.14)

Correction in the computation of
amortization of goodwill                             165,488                      -

Correction in the value assigned to
common stock issued to consultants,
officers and directors                            (2,762,590)                  (0.05)
                                                ------------            ------------

As reflected on the consolidated
statement of operations                         $ (9,115,498)           $      (0.19)
                                                ============            ============

                  For the six month period ended June 30, 2001

As previously stated on Form 10-QSB for
the quarter ended June 30, 2001                 $ (1,170,751)           $      (0.03)

Correction to record accrued commission
expense not recorded                                (544,338                   (0.01)

Error in recognizing revenue at June 30,
2001 earned during the quarter ended
September 30, 2001                                  (539,609)                  (0.01)

Correction in net loss per share to reflect
December 2000 stock split                                                       0.02
                                                ------------            ------------

As reflected on the consolidated
statement of operations                         $ (2,254,698)           $      (0.03)
                                                ============            ============

                                Up to $1,098,500 Worth of our

                                        Common Stock

                                     IDIAL NETWORKS, INC.

                                     -----------------

                                         PROSPECTUS

                                     -----------------

                               THE DATE OF THIS PROSPECTUS IS
                                        _____, 2001

                                          PART II

                           INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officer

Subsection 1 of Section 78.7302 of Chapter 78 of the Nevada General Corporation Law
("NGCL") provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

        Subsection 2 of Section 78.7502 of the NGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Section 78.751 of the NGCL provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1)
and (2), or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith; that indemnification provided for by Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

        Finally, Section 78.752 of the NGCL provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

        The Registrant's bylaws provide for indemnification of officer, directors and others to the fullest extent permitted by the laws of the State of Nevada.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

     SEC registration fee........................................$   222
     Accountants' fees and expenses..............................  6,000
     Legal fees.................................................. 25,000
     Transfer agent's and warrant agent's fees and expenses......    500
                                                                 -------
Total............................................................$31,722

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Private Placements of Common Stock and Warrants for Cash

      We sold  common  stock for cash at the  prices  and during  the  periods  provided  as follows:  during the third quarter of 2000, one purchaser bought 10,000 shares at a price of
$0.75 per share.

      The  offers  and  sales  of  the  above  securities  were  deemed  to be  exempt  from registration  under  the  Securities  Act in  reliance  on  Section  4(2)  of  Regulation  D promulgated thereunder.  No advertising or general solicitation was employed in offering the securities.  The securities  were offered to a limited  number of persons,  all of whom were business  associates  or vendors  of iDial or its  executive  officers  and  directors,  and transfers of the shares were restricted by iDial in accordance with the  requirements of the
Securities  Act of 1933 (the  "Securities  Act").  All persons  were  accredited  investors, represented  that they were capable of analyzing  the merits and risks of their  investment, acknowledged  in writing that they were acquiring the securities for investment and not with a view toward  distribution  or resale and that they  understood the  speculative  nature of their  investment.  Proceeds  from the above  sales of common  stock  were used for  working capital and for general corporate purposes.

Sales of Debt and Warrants for Cash

      A convertible note was issued to Laurus Master Fund, Ltd. during the second quarter of 2001. The note was in the aggregate principal amount of $750,000. The note is convertible into common stock at a conversion price of the lower of $0.0424 or 80% of the average of the three lowest closing prices of the common stock for the thirty trading days immediately preceding the conversion date. In addition, this same purchaser received
166,666 warrants to purchase common stock. The offering of convertible notes and warrants was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the
Securities Act. No advertising or general solicitation was employed in offering the securities.

Issuances of Stock for Services or in Satisfaction of Obligations

      In December 1999, we issued 15,316,000 shares of our common stock in connection with the acquisition of Desert Springs.

      In December 1999, we issued 2,541,500 share of our common stock in connection with the acquisition of Desert Springs

      In December 1999, we issued 150,000 share of our common stock in connection with the acquisition of Desert Springs.

      In June 2000, we issued 20,000 shares of our restricted common stock to
InsiderStreet.com, Inc. as a retainer for consulting services.

      In August 2000, we issued 9,893,500 shares of our common stock in connection with the acquisition of 100% of the outstanding common stock of Whoofnet.com, Inc.

      In November 2000, we issued 4,199,997 shares of our common stock in connection with the acquisition of 100% of the outstanding common stock of 2sendit.com, Inc.

      The above offerings and sales were deemed to be exempt under Regulation D and Section
4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were business associates of iDial or executive officers and/or directors of iDial, and transfer was restricted by iDial in accordance with the requirements of the Securities Act.
All persons were accredited or sophisticated investors, represented that they were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and that they understood the speculative nature of their investment.

ITEM 27.   EXHIBITS

   INDEX TO EXHIBITS

2.1    Plan of Reorganization, dated November 30, 1999. (1)

3.1    Certificate of Incorporation of iDial.(2)

3.2    Bylaws of iDial.(2)

4.1    Convertible Note issued to Laurus Master Fund dated July 6, 2001.*

4.2    Warrant issued to Laurus Master Fund dated July 6, 2001.*
4.3    Security Agreement dated July 6, 2001.*
5.1    Opinion of Sichenzia, Ross, Friedman & Ference LLP.*

10.1   Subscription Agreement between iDial  and Laurus Master Fund dated
       July 6, 2001.*
16.1   Letter on Change  in Certifying Accountant (3)
23.1   Consent of Kenneth Lieberman CPA, P.A. .
23.2   Consent of Sichenzia, Ross, Friedman & Ference LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).

23.3   Consent of Enrhardt, Keefe, Steiner & Hottman

* Previously filed
(1)   Incorporated by reference to the Company's Form 8-K filed on December 20, 1999
(2)   Incorporated by reference to the Company's Form 10-SB filed on April 13, 2000
(3)   Incorporated by reference to the Company's Form 8-K filed on August 2, 2001

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)    To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

       (i)    to include any Prospectus required by Section 10(a)(3) of the Securities Act;

   (ii)   to reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration
      Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

   (iii)  to include any additional or changed material information on the plan of distribution.

(2)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(3)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)  That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the
Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the
Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)  That, for purposes of determining any liability under the Securities Act,  the information omitted from the form of Prospectus filed as part of this Registration
Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the
Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                         SIGNATURES

         In accordance the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on November 8, 2001.

IDIAL NETWORKS, INC.

By /s/Mark T. Wood
----------------------------
Mark T. Wood, President,
     Chief Executive Officer and Chairman

        In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the
Company in the capacities and on the dates indicated.

By /s/ Mark T. Wood               Chairman of the Board and CEO  Date: November, 8 2001

Mark T. Wood

By /s/  Carl K. Battie            Vice Chairman of the Board     Date: November 8, 2001

Carl K. Battie

By /s/ Klaus Scholz               Chief Operating Officer and    Date: November 8, 2001
                                   Director

Klaus Scholz

By /s/ Edward Janusz              Director                       Date: November 8, 2001

Edward Janusz

/s/ Thomas G. Seifert             Principal Accounting Officer   Date: November 8, 2001
                                  and Chief Financial Officer

Thomas G. Seifert

                                                                                Exhibit 23.2

                              CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated July 19, 2001 accompanying the consolidated financial statements of iDial Networks, Inc. as of December 31, 2000 and for the year then ended, contained in the Registration Statement (Form SB-2, No. 333-65416).  We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption "Experts."

                               /s/Kenneth Lieberman CPA, P.A
                              ------------------------------------------
                               Kenneth Lieberman CPA, P.A

Dated November 8, 2001

                                                                                Exhibit 23.3

                              CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Pre-effective amendment No. 3 to the Registration Statement of iDial Networks, Inc. on Form SB-2, of our report dated March 6, 2000 appearing in the prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such.

                               /s/ Ehrhardt Keefe Steiner & Hottman PC
                              ------------------------------------------
                               Ehrhardt Keefe Steiner & Hottman PC

Dated November __8_, 2001
Denver, Colorado